Exhibit 2.1

STOCK PURCHASE AGREEMENT by and among KEY TRONIC CORPORATION, CDR MANUFACTURING, INC. and THE SELLERS SIGNATORY HERETO Dated as of September 3, 2014

7.1	Organization and Power	34
7.2	Authorization and Enforceability	34
7.3	No Violation	34
7.4	Governmental Authorities and Consents	34
7.5	Litigation	34
7.6	Brokerage	34
7.7	Financing	35
7.8	Solvency	35

Article VIII [INTENTIONALLY OMITTED]		35

Article IX ADDITIONAL AGREEMENT AND COVENANTS		35
9.1	Acknowledgement by the Buyer	35
9.2	Further Assurances	36
9.3	Employees and Employee Benefits	36
9.4	Director and Officer Liability and Indemnification	37
9.5	Non-Compete; Non-Solicitation; Non-Disparagement	38
9.6	Tax Matters	39
9.7	Cooperation with Consents	41

Article X INDEMNIFICATION		41
10.1	Indemnification of the Buyer Indemnified Parties	41
10.2	Exclusive Remedy	43
10.3	Indemnification of the Seller Indemnified Parties	43
10.4	Termination of Indemnification	44
10.5	Procedures Relating to Indemnification	44
10.6	Losses Net of Insurance	45
10.7	Survival	46
10.8	Manner of Payment	46

Article XI MISCELLANEOUS		46
11.1	Press Releases and Communications	46
11.2	Expenses	47
11.3	Amendment and Waiver	47
11.4	Notices	47
11.5	Successors and Assigns	48
11.6	Severability	48
11.7	Construction	49
11.8	No Third-Party Beneficiaries	49
11.9	Complete Agreement	49
11.10	Electronic Delivery; Counterparts	50
11.11	Governing Law; Waiver of Jury Trial	50
11.12	Specific Performance	51
11.13	Prevailing Party	51
11.14	Acknowledgement	51
11.15	Relationship of the Parties	51

EXHIBITS
EXHIBITS:
Exhibit A - Escrow Agreement
Exhibit B - Fayetteville Lease Agreement
Exhibit C - Louisville Sublease Agreement
Exhibit D - Pre-Closing Transaction Agreement

STOCK PURCHASE AGREEMENT
THIS STOCK PURCHASE AGREEMENT (this "Agreement") is made and entered into as of September 3, 2014, by and among KEY TRONIC CORPORATION, a Washington corporation (the "Buyer"), CDR MANUFACTURING, INC., a Kentucky corporation doing business as Ayrshire Electronics, Inc. (the "Company"), and the Persons identified as "THE SELLERS" on the signature pages attached hereto (each a "Seller" and collectively, the "Sellers"). The Buyer, the Company, the Sellers and Mary D. Bryant in her capacity as the seller representative (the "Seller Representative") are sometimes each referred to herein as a "Party" and collectively as the "Parties."
WHEREAS, the Sellers own all of the issued and outstanding capital stock of the Company (the "Shares"); and
WHEREAS, on the terms and subject to the conditions set forth in this Agreement, the Buyer desires to purchase from the Sellers, and the Sellers desire to sell to the Buyer, all of the Shares.
NOW, THEREFORE, in consideration of the mutual covenants, agreements and understandings contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Parties hereby agree as follows:
Article I

CERTAIN DEFINITIONS
1.1    Definitions. For the purposes of this Agreement, the following terms have the meanings set forth below:
"Affiliate" of any particular Person means any other Person controlling, controlled by or under common control with such Person. For purposes of this definition, "control" (including the terms "controlling," "controlled by" and "under common control with") means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and such "control" will be presumed if any Person owns fifty percent (50%) or more of the voting capital stock or other ownership interests, directly or indirectly, of any other Person.
"Ayrshire Arkansas" means Ayshire Electronics of Arkansas LLC, a Kentucky limited liability company.
"Ayrshire Mississippi" means Ayshire Electronics of Mississippi LLC, a Kentucky limited liability company.
"Beechwood" means Beechwood III, LLC, a Kentucky limited liability company.

"Benefit Plan" means all plans, arrangements, agreements, programs, policies, practices or undertakings relating to Insurance Plans, Compensation Plans and Retirement Plans, whether oral or written, formal or informal, funded or unfunded, registered or unregistered (i), to which any of the Transferred Companies are a party, bound by, or sponsor, maintain or contribute to, (ii) under which any of the Transferred Companies have, or will have, any liability or contingent liability, or (iii) covering or benefitting any employees, former employees (or any dependents or beneficiaries of any such employees or former employees), individuals working on contract with any of the Transferred Companies or other individuals providing services to any of the Transferred Companies of a kind normally provided by employees (or eligible dependents of such individual).
"Business Day" means a day, other than a Saturday or Sunday or any other day on which commercial banks in Louisville, Kentucky are authorized or required by Law to close.
"Cash" means, as of a given time, all cash, cash equivalents and marketable securities held by the Transferred Companies, excluding all outstanding security and other deposits (to the extent included in all calculations of Net Working Capital), at such time; it being understood and agreed that Cash shall not include the amount of any checks written by the Transferred Companies but not yet cashed by the recipient thereof.
"Closing Cash Proceeds" means (i) the Transaction Price, plus (ii) the amount of Cash as of the close of business on August 31, 2014, minus (ii) the amount of Indebtedness outstanding as of close of business on August 31, 2014, minus (iii) the amount (if any) by which Estimated Net Working Capital is less than Target Net Working Capital, plus (iv) the amount (if any) by which Estimated Net Working Capital is greater than Target Net Working Capital, minus (v) all Transaction Expenses, minus (vi) the Working Capital Escrow Amount, minus (vii) the Indemnity Escrow Amount, minus (viii) the Schedule 10.1(a)(iv) Escrow Amount, minus (ix) the Seller Representative Expense Fund. For the avoidance of doubt, no items included in the definitions of Indebtedness, Transaction Expenses or Net Working Capital shall be double-counted for purposes of calculating the Closing Cash Proceeds hereunder.
"Closing Net Working Capital" means Net Working Capital as of the close of business on August 31, 2014.
"Compensation Plans" means any and all employment benefits relating to bonus, incentive pay or compensation, performance compensation, deferred compensation, profit sharing or deferred profit sharing, share purchase, share option, stock appreciation, phantom stock, vacation or vacation pay, sick pay, severance or termination pay, employee loans or separation from service benefits, or any other type of arrangement providing for compensation or benefits additional to base pay or salary.
"Confidentiality Agreement" means that certain Confidentiality Agreement between the Company and Buyer dated March 12, 2014.

"Confidential Information" means all information of a confidential or proprietary nature (whether or not specifically labeled or identified as "confidential"), in any form or medium, that relates to the business, products, financial condition, services, or research or development of the Transferred Companies or their respective suppliers, distributors, customers, independent contractors or other business relations. Confidential Information includes, but is not limited to, the following: (i) internal business and financial information (including information relating to strategic and staffing plans and practices, business, finances, training, marketing, promotional and sales plans and practices, cost, rate and pricing structures and accounting and business methods); (ii) identities of, individual requirements of, specific contractual arrangements with, and information about, the Transferred Companies' suppliers, distributors, customers, independent contractors or other business relations and their confidential information; (iii) trade secrets, know‑how, compilations of data and analyses, techniques, systems, formulae, recipes, research, records, reports, manuals, documentation, models, data and databases relating thereto; (iv) inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports and all similar or related information (whether or not patentable); and (v) other Intellectual Property Rights. Notwithstanding the foregoing, "Confidential Information" does not include (a) information that the Sellers can demonstrate was or has become generally available to the public other than as a result of disclosure by any of the Sellers or their respective Affiliates (other than the Transferred Companies), (b) information that is independently developed by a Seller or its Affiliates (other than the Transferred Companies) without the use of the Buyer's or its Affiliates' or the Transferred Companies' Confidential Information or (c) information that becomes available to the Sellers or their respective Affiliates (other than the Transferred Companies)from a source other than the Buyer or the Transferred Companies.
"Encumbrance" means any mortgage, hypothecation, lien (statutory or otherwise), preference, priority, charge, security interest, security agreement, easement, covenant, restriction, claim, pledge, Tax, option, warrant, right, contract, call, commitment, equity, demand, proxy, voting agreement, or restriction on transfer (other than restrictions on transfer under applicable securities Laws).
"Environmental Laws" means all Laws, all contractual obligations and all common law concerning public health and safety, worker health and safety, and pollution or protection of the environment, including all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control or cleanup of, or exposure to, any hazardous materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, or words of similar import, petroleum products or byproducts, asbestos, polychlorinated biphenyls (collectively, "Hazardous Materials"), noise or radiation, and food safety, public health, and mold or food contamination, as previously, now or hereafter in effect.
"ERISA Affiliate" means any entity or other Person that, together with the Company or any Transferred Company is or at any time was treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.
"Escrow Account" means an account established by the Escrow Agent pursuant to the Escrow Agreement, pursuant to which the Working Capital Escrow Amount, the Indemnity Escrow Amount and the Schedule 10(a)(iv) Escrow Amount will be deposited on the Closing Date.
"Escrow Agent" means Wells Fargo Bank, National Association, or its successor, in its capacity as such pursuant to the Escrow Agreement.
"Escrow Agreement" means an escrow agreement in substantially the form attached hereto as Exhibit A, by and among the Buyer, the Seller Representative and the Escrow Agent.

"Fayetteville Lease Agreement" means a lease agreement relating to the Company facility located in Fayetteville, Arkansas in substantially the form attached hereto as Exhibit B, by and between Ayrshire Arkansas and Beechwood.
"Fundamental Representations and Warranties" means (i) the following representations and warranties of the Sellers: Section 5.1 (Capacity, Organization and Corporate Power), Section 5.2 (Title to Shares), the first sentence of Section 5.3(a) (Authorization) and (ii) the following representations and warranties of the Company: the first two sentences of Section 6.1 (Capacity, Organization and Corporate Power), Section 6.2 (Capital Stock and Related Matters), Section 6.3(a) and the first sentence of Section 6.3(b) (Authorization), and the first three sentences of Section 6.4(a) and all of Section 6.4(b) (Subsidiaries).
"GAAP" means generally accepted accounting principles as formulated and interpreted by the Financial Accounting Standards Board in the United States of America.
"Governmental Authority" means any federal, state, provincial or local governmental, quasi-governmental, regulatory or administrative authority, agency, commission, official, body, department, division, board, bureau or instrumentality or any court, tribunal or judicial or arbitral body.
"Guaranty" means any agreement, undertaking or arrangement by which any Person guarantees, endorses or otherwise becomes or is contingently liable upon the Indebtedness, obligation or other Liability of any other Person (other than by endorsements of instruments in the ordinary course of collection), or guaranties of the payment of dividends or other distributions upon the shares of any other Person.
"Indebtedness" means, with respect to any Person as of any date of determination, without duplication: (i) all obligations of such Person for borrowed money or in respect of loans or advances, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments or debt securities, (iii) all obligations in respect of letters of credit and bankers' acceptances issued for the account of such Person other than pursuant to the letters of credit and bankers' acceptances set forth on Schedule 1.1(a), (iv) all Guaranties of such Person in connection with any of the foregoing, (v) all capital lease obligations, and (vi) all fees, accrued and unpaid interest, premiums or penalties related to any of the foregoing.
"Indemnity Escrow Amount" means an amount deposited at the Closing in the Escrow Account with the Escrow Agent pursuant to the terms and conditions of the Escrow Agreement, which shall be $334,500.
"Insurance Plans" means any and all wage replacement benefits payable during a period of disability or absence from work (including sick leave, short term disability, long term disability and workers compensation), or reimbursement for hospitalization, health, medical or dental claims, life insurance, death or survivor's benefits and supplementary employment insurance (including, without limitation, any "welfare plan" within the meaning of Section 3(1) of ERISA), in each case regardless of whether or not such benefits are insured or self-insured or are provided through a health and welfare trust or other group benefit arrangement.

"Intellectual Property Rights" means all of the following, in any jurisdiction in the world: (i) patents, patent applications, patent disclosures and inventions, (ii) Internet domain names, trademarks, service marks, trade dress, trade names, logos and corporate names and registrations and applications for registration thereof together with all of the goodwill associated therewith, (iii) copyrights (registered or unregistered) and copyrightable works and registrations and applications for registration thereof, (iv) mask works and registrations and applications for registration thereof, (v) computer software (in both source code and object code form), data, data bases and documentation thereof, (vi) trade secrets and other confidential information (including ideas, formulas, compositions, recipes, inventions (whether patentable or unpatentable and whether or not reduced to practice), know‑how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, copyrightable works, financial and marketing plans and customer and supplier lists and information), (vii) other intellectual property rights and (viii) copies and tangible embodiments thereof (in whatever form or medium).
"knowledge" or "known" means, (i) with respect to a Person (other than the Company), the actual knowledge of such Person, and (ii) with respect to the Company, the actual knowledge of W. Brian Porter, Myron Blackburn, Craig Green, Gary Lehren (solely with respect to the operations of the Fayetteville, Arkansas facility), Anthony Meger (solely with respect to the operations of the Oakdale, Minnesota facility), Ed Carter (solely with respect to the operations of the Harrodsburg, Kentucky and Corinth, Mississippi facilities) and David Reves (solely with respect to the operations of the Reynosa, Mexico facility), in each case as of the date of determination.
"Law" means any federal, state, local, provincial or foreign statute, law, ordinance, regulation, rule, code, order, injunction, judgment, determination, directive, ruling, decree, requirement or rule of law, or any other provision, decision or requirement having the force and effect of law.
"Liability" means any liability or obligation (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due, and regardless of when asserted).
"Louisville Sublease Agreement" means a sublease agreement relating to space currently used for the Company's headquarters in Louisville, Kentucky, in substantially the form attached hereto as Exhibit C, by and between the Company and Ormsby 600, LLC.

"Material Adverse Effect" means any material adverse change to the business, financial condition or results of operations of the Transferred Companies, taken as a whole; provided, however, that in determining whether a Material Adverse Effect has or would occur, is reasonably likely to occur, or would reasonably be expected to occur, any change or effect on the Transferred Companies resulting from, or arising out of, or in any way related to any of the following (either alone or in combination) shall be excluded and disregarded: (i) changes in, or conditions affecting, interest rates or general economic conditions in the United States or any other country or region in the world (including changes in the price of gas, oil or other natural resources); (ii) changes in, or conditions affecting, the industries in which the Transferred Companies operate; (iii) acts of war, terrorism or other similar events; (iv) natural disasters, including earthquakes, wild fires, floods, mud slides, tsunamis, storms and other similar force majeure events; (v) changes in Law or GAAP, or in the interpretation of the foregoing by any Person other than the Transferred Companies; (vi) changes (including any cancellation of, or delays in, customer purchases or orders or any reduction in customer order forecasts) resulting from the announcement of this Agreement or the pendency of the transactions contemplated herein or any other transactions; (vii) the entry into this Agreement or the announcement or consummation of the transactions contemplated hereby; (viii) any action taken by the Buyer or any of its Affiliates; and (ix) compliance by the Sellers and the Transferred Companies with this Agreement, any actions or omissions to act by the Sellers and/or the Company that are required pursuant to this Agreement or that are requested by the Buyer in writing, or any actions not taken by the Seller and/or the Transferred Companies at the express written request of the Buyer, which, in the case of clauses (i), (ii), (iii) and (iv) do not disproportionately affect the Transferred Companies.
"Net Working Capital" has the meaning set forth on Schedule 1.1(b) and, in each case, (i) reflects the adjustments illustrated on Schedule 1.1(b) and (ii) is determined on a consolidated basis in accordance with GAAP, as applied in accordance with Schedule 1.1(b) without any change in accounting principles, policies, practices, procedures or methodologies with respect to financial statements, their classification or presentation, or any change in practices, methods, conventions or assumptions utilized in making accounting estimates from those used in the preparation of Schedule 1.1(b), including with respect to the included accounts, level of reserves or level of accruals.
"Ordinary Course of Business" means the ordinary course of business, consistent with past custom and practice, including with regard to nature, frequency and magnitude.
"Permitted Encumbrances" means (i) Encumbrances securing liabilities which are reflected or reserved against in the Latest Balance Sheet to the extent so reflected or reserved, (ii) Encumbrances for Taxes not yet due and payable or the validity of which are being contested in good faith by appropriate proceedings and as to which adequate reserves have been established on the Transferred Companies' financial statements in accordance with GAAP, (ii) statutory landlord's, mechanic's, carrier's, workmen's, repairmen's or other similar Encumbrances arising or incurred in the Ordinary Course of Business, (iii) purchase money Encumbrances and Encumbrances securing rental payments under capital lease arrangements, and (iv) zoning, building codes and other land use Laws regulating the use or occupancy of real property or the activities conducted thereon which are imposed by any Governmental Authority which are not violated by the current use or occupancy of such real property or the operation of the business or any violation of which would not have a Material Adverse Effect.
"Person" means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated association, corporation, limited liability company, entity or Governmental Authority.
"Pre-Closing Tax Period" means collectively, all Taxable periods ending on or prior to the Closing Date and the portion through the end of the Closing Date for all Straddle Periods.

"Pre-Closing Transaction" means the transactions pursuant to which Ayshire Arkansas conveys all right, title and interest in and to the Fayetteville Property to Beechwood, and the limited liability company interests in Beechwood are transferred to the Sellers in consideration for the partial redemption of outstanding shares of the Company, as further contemplated by the Pre-Closing Transaction Agreement.
"Pre-Closing Transaction Agreement" means the Redemption Agreement set forth as Exhibit D.
"Pre-Closing Transaction Taxes" means any and all Taxes arising from the Pre-Closing Transaction, including without limitation any Transfer Taxes associated with the transfer of the Fayetteville Property to the Sellers prior to the Closing contemplated by the Pre-Closing Transaction Agreement.
"Related Party" means, with respect to any Person, any of such Person's controlling Persons, directors, officers, employees, agents, representatives, Affiliates, members, managers, general or limited partners, or assignees, and with respect to a Person that is not a publicly traded company, any of such Person's former, current and future equityholders (or any controlling Person, director, officer, employee, agent, representative, Affiliate, member, manager, general or limited partner, or assignee of any of the foregoing).
"Retirement Plan" means any and all retirement, pension, 401(k), or any other type of plan or arrangement, including without limitation any "multiemployer plan" as defined in Section 3(37) of ERISA, providing for retirement benefits or benefits following termination of employment, including without limitation any "pension plan" within the meaning of Section 3(2) of ERISA.
"Schedule 10.1(a)(iv) Escrow Amount" means an amount deposited at the Closing in the Escrow Account with the Escrow Agent pursuant to the terms and conditions of the Escrow Agreement, which shall be $220,000.
"Secured Indebtedness" means the Indebtedness of the Transferred Companies under that certain Credit and Security Agreement, dated as of March 31, 2011, by and among the Transferred Companies and Wells Fargo Bank, National Association, as amended from time to time.
"Seller Representative Expense Fund" means an amount equal to $330,000.
"Subsidiary" means, with respect to any Person, any corporation, partnership, limited liability company, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (irrespective of whether, at the time, stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, limited liability company, association or other business entity, either (A) a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof, or (B) such Person is a general partner, managing member or managing director of such partnership, limited liability company, association or other entity.
"Target Net Working Capital" means Twenty-Eight Million Five Hundred Sixty-three Thousand dollars ($28,563,000), as calculated in accordance with Schedule 1.1(b).

"Tax" means any (i) federal, state, local, provincial or foreign income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, registration, value added, goods and services, excise, natural resources, severance, stamp, occupation, premium, windfall profit, environmental, customs, duties, real property, personal property, capital stock, social security, pension plan, employment, disability, payroll, license, employee, employer health or other withholding, or other tax, charge, fee, levy, impost, duty or like assessment of any kind whatsoever, including any interest, penalties or additions to tax or additional amounts in respect of the foregoing and (ii) Liability for the payment of any amounts of the type described in clause (i) above as a result of any express or implied obligation to indemnify or otherwise assume or succeed to the Liability of any other Person.
"Tax Returns" means returns, declarations, reports, claims for refund, information returns or other documents (including any related or supporting schedules, statements or information) filed or required to be filed in connection with the determination, assessment or collection of any Taxes of any party or the administration of any Laws relating to any Taxes.
"Transaction Expenses" means, without duplication, to the extent not paid prior to the Closing, the amount of (i) all fees, costs and expenses (including fees, costs and expenses of legal counsel, investment bankers, brokers or other representatives and consultants; appraisal fees, costs and expenses; and travel, lodging, entertainment and associated expenses) incurred by the Sellers and the Transferred Companies prior to Closing in connection with this Agreement or the transactions contemplated hereby, (ii) all fees payable by the Transferred Companies to any Seller or any Affiliate of any such party, in connection with this Agreement or the transactions contemplated hereby, or otherwise, and (iii) all change of control or other similar payments to or in respect of any employee or other Person, including any Transferred Company’s portion of applicable payroll taxes on such payments, arising or resulting from the transactions contemplated hereby.
"Transaction Price" means Forty-Six Million Nine Hundred Thousand dollars ($46,900,000).
"Transferred Companies" means, collectively, the Company and the Company Subsidiaries.
"Working Capital Escrow Amount" means an amount deposited at the Closing in the Escrow Account with the Escrow Agent pursuant to the terms and conditions of the Escrow Agreement, which shall be $500,000.
1.2    Additional Definitions.

Term	Section
"401(k) Plans	9.3(b)
"Actual Net Working Capital"	2.3(b)
"Affiliated Group"	6.15(g)(iii)
"Agreement"	Preamble
"Buyer"	Preamble
"Buyer Indemnified Parties"	10.1(a)
"Cap"	10.1(b)(iii)
"Subsidiaries"	6.4(a)
"Closing"	2.2(a)
"Closing Date"	2.2(a)

Term	Section
"Company"	Preamble
"Covered Employees"	6.12(a)
"D&O Tail Policy"	9.4(a)
"Deductible"	10.1(b)(ii)
"Disclosure Schedules"	Article V
"Electronic Delivery"	11.10
"Estimated Net Working Capital" "Fayetteville Property"	2.3(a) 2.2(b)(x)
"Indemnified Party"	10.5(a)
"Indemnifying Party"	10.5(a)
"Latest Balance Sheet"	6.5(a)(ii)
"Latest Balance Sheet Date"	6.5(a)(ii)
"Lease"	6.18(b)
"Leased Real Property"	6.18(b)
"Losses"	10.1(a)
"Material Customers"	6.19
"Material Suppliers"	6.19
"Non-Compete Period"	9.5(a)
"Objection Notice"	2.5(e)
"Owned Real Property"	6.18(c)
"Party" or "Parties"	Preamble
"Per Claim Threshold"	10.1(b)(i)
"Permits" “Pre-Closing Straddle Period Taxes” “Pre-Closing Taxes” “Pre-Closing Tax Returns” “Pre-Closing Tax Return Expenses”	6.10(b) 9.6(b) 9.6(a) 9.6(a) 9.6(a)
"Restricted Sellers"	9.5(a)
"Retained Employees"	9.3(a)
"Seller" or "Sellers"	Preamble
"Seller Indemnified Parties"	10.3
"Seller Representative"	Preamble
“Seller Transfer Taxes” "Shares"	9.6(d) Recitals
"Shortfall Notice"	2.3(h)(ii)
"Straddle Period"	9.6(b)
"Tax Proceedings"	9.6(c)
"Third Party Claim" "Transfer Taxes"	10.5(a) 9.6(d)
"Valuation Firm" "Valuation Report"	2.3(e) 2.2(b)(x)
"Working Capital Escrow Shortfall"	2.3(h)(ii)

ARTICLE II

PURCHASE AND SALE OF THE SHARES
2.1    Basic Transaction. On the terms and subject to the conditions set forth in this Agreement, at the Closing, the Buyer shall purchase from the Sellers, and the Sellers shall sell, convey, assign, transfer and deliver to the Buyer, all of the Shares, free and clear of all Encumbrances.
2.2    Closing Transactions.
(a)    Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place by conference call and electronic (i.e., email/pdf) or facsimile signatures, with exchange of original signatures to follow by overnight mail, as promptly as practicable after the date hereof, but in any event no later than the second (2nd) Business Day following the satisfaction or waiver of the conditions set forth in Article III (other than conditions which by their terms or nature are to be satisfied at the Closing, provided that such conditions are satisfied at the Closing or waived by the Party having the benefit of such condition) or on such other date as is mutually agreeable to the Parties (the "Closing Date").
(b)    Deliveries. At the Closing:
(i)    The Sellers shall deliver to the Buyer all of the stock certificates and other applicable instruments evidencing the Shares duly endorsed for transfer or accompanied by duly executed stock powers or other applicable forms of assignment and transfer;
(ii)    The Buyer shall pay to the Sellers an amount equal to the Closing Cash Proceeds by wire transfer of immediately available funds to the account(s) designated by the Seller Representative at least one Business Day prior to the Closing Date (the calculation of the Closing Cash Proceeds, the allocation of the Closing Cash Proceeds among the Sellers, and the manner in which the Closing Cash Proceeds shall be paid to the Sellers at the Closing, is set forth on Schedule 2.2(b)(ii));
(iii)    The Buyer shall repay, or cause to be repaid, on behalf of the Transferred Companies, all amounts necessary to discharge fully the then-outstanding balance of all Indebtedness of the Transferred Companies based on payoff letters provided by the Company at least two Business Days prior to the Closing Date, and the Buyer shall have received satisfactory evidence that any Encumbrance securing the Secured Indebtedness has been (or promptly after Closing will be) terminated and released;
(iv)    The Buyer shall pay, on behalf of the Transferred Companies and the Sellers, all Transaction Expenses based on invoices provided by the Company at least two Business Days prior to the Closing Date;
(v)    The Buyer, the Seller Representative and the Escrow Agent shall enter into and deliver executed counterparts of the Escrow Agreement;
(vi)    The Buyer shall deliver the Working Capital Escrow Amount, the Indemnity Escrow Amount and the Schedule 10.1(a)(iv) Escrow Amount by wire transfer of immediately available funds to the Escrow Agent;
(vii)    The Buyer shall deliver the Seller Representative Expense Fund by wire transfer of immediately available funds to the Seller Representative;

(viii)    The Sellers or the Company shall deliver to the Buyer (1) certified copies of the resolutions of the Company's board of directors authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby; (2) the resignations, effective as of the Closing, of each director of the Transferred Companies and the officers and employees of the Transferred Companies listed on Schedule 2.2(b)(viii); (3) satisfactory evidence that the Independent Contractor Agreement with CFO Services, LLC and Dan Von Behren has been terminated; and (4) good standing certificates for the Transferred Companies from their respective jurisdictions of incorporation, in each case dated as of a recent date prior to or on the Closing Date;
(ix)    The Buyer shall deliver to the Seller Representative certified copies of the resolutions of the Buyer's board of directors authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby;
(x)    The Sellers or the Company shall deliver to the Buyer satisfactory evidence that the Company has bought out the minority interest in Ayrshire Arkansas owned by W. Brian Porter;
(xi)    The Sellers or the Company shall deliver to the Buyer fully executed copies of all of the documents that will evidence the consummation and effectiveness of the Pre-Closing Transaction, including the Pre-Closing Transaction Agreement, and an appraisal of the Fayetteville Property in a form satisfactory to the Buyer issued by a nationally‑recognized valuation firm acceptable to the Buyer (the "Valuation Report ");
(xii)    The Sellers or the Company shall deliver to the Buyer a fully-executed copy of the Fayetteville Lease Agreement; and
(xiii)    The Sellers or the Company shall deliver to the Buyer a fully-executed copy of the Louisville Sublease Agreement.
2.3    Net Working Capital Adjustment.
(a)    At least one Business Day prior to the Closing Date, the Company shall prepare and deliver to the Buyer a good-faith estimate of the Closing Net Working Capital (the "Estimated Net Working Capital") based on the Company's books and records and other information then available.
(b)    As promptly as practicable after the Closing, but in no event later than 60 days after the Closing Date, the Buyer shall prepare and deliver to the Seller Representative a statement setting forth the Buyer's calculation of the actual Closing Net Working Capital (the "Actual Net Working Capital").
(c)    The Closing Net Working Capital shall be determined, in accordance with (A) GAAP, as applied in accordance with the accounting methods, policies, practices, procedures, conventions, categorizations, definitions, principles, judgments, assumptions, techniques or estimation methods with respect to financial statements, their classification or presentation or otherwise (including with respect to the nature of accounts, level of reserves or level of accruals) that are consistent with the calculation of the Target Net Working Capital and (B) to the extent not inconsistent with the foregoing clause (A), accounting methods, policies, practices, procedures, conventions, categorizations, definitions, principles, judgments, assumptions, techniques or estimation methods with respect to financial statements, their classification or presentation or otherwise (including with respect to the nature of accounts, level of reserves or level of accruals) adopted in connection with the Latest Balance Sheet and (ii) not include any changes in assets or liabilities as a result of purchase accounting adjustments or other changes arising from or resulting as a consequence of the transactions contemplated hereby.

(d)    The post‑Closing purchase price adjustment as set forth in this Section 2.3 is not intended to permit the introduction of different accounting methods, policies, practices, procedures, conventions, categorizations, definitions, principles, judgments, assumptions, techniques or estimation methods with respect to the financial statements, their classification or presentation or otherwise (including with respect to the nature of accounts, level of reserves or level of accruals) from those set forth on Schedule 1.1(b) and used in determining the amount of the Target Net Working Capital, it being the intent of the Parties hereto that the Closing Net Working Capital be calculated consistently with the Target Net Working Capital in order to allow a meaningful comparison of the Closing Net Working Capital to the Target Net Working Capital.
(e)    The Buyer shall (i) permit the Seller Representative and its representatives to have reasonable access to the books, records and other documents (including work papers, schedules, financial statements, memoranda, etc.) pertaining to or used in connection with the Buyer's calculation of the Actual Net Working Capital and provide the Seller Representative with copies thereof (as reasonably requested by the Seller Representative) and (ii) provide the Seller Representative and its representatives reasonable access to the Buyer's and Buyer's Subsidiaries' employees and accountants as reasonably requested by the Seller Representative (including making the Company’s chief financial officer and accountants available to respond to reasonable written or oral inquiries of the Seller Representative or its representatives). If the Seller Representative disagrees with any part of the Buyer's calculation of the Actual Net Working Capital, the Seller Representative shall, within 30 days after the Seller Representative's receipt of the Buyer's calculation of the Actual Net Working Capital, notify the Buyer in writing of such disagreement by setting forth the Seller Representative's calculation of the Actual Net Working Capital and describing in reasonable detail the basis for such disagreement (an "Objection Notice"). If an Objection Notice is not delivered within the time period prescribed by this Section 2.3(e), the Seller Representative shall be deemed to have accepted the Buyer's determination of Actual Net Working Capital and such determination shall be conclusive and binding upon the Parties and shall not be subject to appeal or further review. If an Objection Notice is timely delivered to the Buyer, then the Buyer and the Seller Representative shall negotiate in good faith to resolve their disagreements with respect to the computation of the Actual Net Working Capital. In the event that the Buyer and the Seller Representative agree on the amount of Actual Net Working Capital, such agreement shall be conclusive and binding upon the Parties and shall not be subject to appeal or further review. In the event that the Buyer and the Seller Representative are unable to resolve all such disagreements within 30 days after the Buyer's receipt of such Objection Notice, the Buyer and the Seller Representative shall submit such remaining disagreements to Mercer Capital, or a nationally‑recognized valuation or consulting firm as is acceptable to the Buyer and the Seller Representative (the "Valuation Firm").
(f)    The Valuation Firm shall make a final and binding determination with respect to the computation of the Actual Net Working Capital to the extent such amounts are in dispute, in accordance with the guidelines and procedures set forth in this Agreement and on Schedule 1.1(b). The Buyer and the Seller Representative shall cooperate with the Valuation Firm during the term of its engagement and shall use commercially reasonable efforts to cause the Valuation Firm to resolve all remaining disagreements with respect to the computation of the Actual Net Working Capital as soon as practicable. The Valuation Firm shall consider only those items and amounts in the Buyer's and the Seller Representative's respective calculations of the Actual Net Working Capital that are identified as being items and amounts to which the Buyer and the Seller Representative have been unable to agree. In resolving any disputed item, the Valuation Firm may not assign a value to any item greater than the greatest value for such item claimed by either Party or less than the smallest value for such item claimed by either Party. The Valuation Firm's determination of the Actual Net Working Capital shall be based solely on written materials submitted by the Buyer and the Seller Representative (i.e., not on independent review) and on the definitions included herein. The determination of the Valuation Firm shall be conclusive and binding upon the Parties and shall not be subject to appeal or further review.

(g)    The costs and expenses of the Valuation Firm in determining the Actual Net Working Capital shall be borne by the Buyer, on the one hand, and the Seller Representative (on behalf of the Sellers), on the other hand, based upon the percentage which the portion of the contested amount not awarded to each Party bears to the amount actually contested by such Party. For example, if the Buyer claims the Actual Net Working Capital is one thousand dollars ($1,000) less than the Estimated Net Working Capital, and the Seller Representative contests only five hundred dollars ($500) of the amount claimed by the Buyer, and if the Valuation Firm ultimately resolves the dispute by awarding the Buyer three hundred dollars ($300) of the five hundred dollars ($500) contested, then the costs and expenses of the Valuation Firm will be allocated sixty percent (60%) (i.e., 300 ÷ 500) to the Seller Representative (on behalf of the Sellers) and forty percent (40%) (i.e., 200 ÷ 500) to the Buyer. Prior to the Valuation Firm's determination of Actual Net Working Capital, (i) the Buyer, on the one hand, and the Seller Representative (on behalf of the Sellers), on the other hand, will each pay fifty percent (50%) of any retainer paid to the Valuation Firm; and (ii) during the engagement of the Valuation Firm, the Valuation Firm will bill fifty percent (50%) of the total charges to each of the Buyer, on the one hand, and the Seller Representative (on behalf of the Sellers), on the other hand. In connection with the Valuation Firm's determination of the Actual Net Working Capital, the Valuation Firm shall also determine, pursuant to the terms of the first and second sentences of this Section 2.3(g), and taking into account all fees and expenses already paid by each of the Buyer, on the one hand, and the Seller Representative (on behalf of the Sellers), on the other hand, as of the date of such determination, the allocation of its fees and expenses between the Buyer and the Seller Representative (on behalf of the Sellers), which such determination shall be conclusive and binding upon the Parties hereto.
(h)    Within five Business Days after the Actual Net Working Capital is finally determined pursuant to this Section 2.3:
(i)    If the Actual Net Working Capital as finally determined pursuant to this Section 2.3 is greater than the Estimated Net Working Capital, the Buyer shall promptly (but in any event within five Business Days after the determination thereof) deliver to the Seller Representative (on behalf of the Sellers) the amount of such excess by wire transfer of immediately available funds to an account or accounts designated by the Seller Representative (the allocation of such amounts among the Sellers shall be consistent with the allocation set forth on Schedule 2.2(b)(ii)). Immediately following payment of any amounts determined pursuant to this Section 2.3(h)(i) to be owing to the Seller Representative (on behalf of the Sellers), the Seller Representative and the Buyer shall deliver joint instructions to the Escrow Agent instructing the Escrow Agent to pay to the Sellers the Remaining Working Capital Escrow Amount (as such term is defined in the Escrow Agreement), in accordance with the terms of the Escrow Agreement (the allocation of such amounts among the Sellers shall be consistent with the allocation set forth on Schedule 2.2(b)(ii)).

(ii)    If the Actual Net Working Capital as finally determined pursuant to this Section 2.3 is less than the Estimated Net Working Capital, the Seller Representative and the Buyer shall promptly (but in any event within five Business Days after the determination of the Actual Net Working Capital) deliver joint instructions to the Escrow Agent instructing the Escrow Agent to pay from the Escrow Account to an account or accounts designed by the Buyer the amount of such shortfall (up to the Working Capital Escrow Amount) by wire transfer of immediately available funds. If the difference between the Estimated Net Working Capital and the Actual Net Working Capital exceeds the amount in the Working Capital Escrow Amount (a "Working Capital Escrow Shortfall"), the Company and the Seller Representative shall jointly notify each of the Sellers of the amount of the Working Capital Escrow Shortfall (the "Shortfall Notice"), and each of the Sellers shall promptly (but in any event within five Business Days after the effective date of the Shortfall Notice) deliver to the Buyer his or her pro-rata share (as set forth on Schedule 2.2(b)(ii)) of the amount of the Working Capital Escrow Shortfall by wire transfer of immediately available funds to an account designated by the Buyer in the Shortfall Notice. Immediately following payment of any amounts determined pursuant to this Section 2.3(h)(ii) to be owing to the Buyer, the Seller Representative and the Buyer shall deliver joint instructions to the Escrow Agent instructing the Escrow Agent to pay to the Sellers the Remaining Working Capital Escrow Amount, if any, in accordance with the terms of the Escrow Agreement (the allocation of such amounts among the Sellers shall be consistent with the allocation set forth on Schedule 2.2(b)(ii)).
2.4    Allocation of Transaction Price. The Parties agree that the Transaction Price shall be 100% allocated to the Shares.

2.5    Seller Representative.
(a)    Appointment. Each Seller hereby irrevocably constitutes and appoints the Seller Representative, as his, her or its agent and attorney in fact with full power of substitution to act from and after the date hereof and to do any and all things and execute any and all documents on behalf of the Sellers that may be necessary, convenient or appropriate to facilitate the consummation of the transactions contemplated by this Agreement and/or the Escrow Agreement, including but not limited to: (i) execution of the Escrow Agreement and other documents and certificates pursuant to this Agreement or the Escrow Agreement; (ii) receipt of payments under or pursuant to this Agreement or the Escrow Agreement and disbursement thereof to the Sellers, in accordance with this Agreement or the Escrow Agreement and subject to the terms hereof or thereof; (iii) receipt and forwarding of notices and communications pursuant to this Agreement or the Escrow Agreement; (iv) administration of the provisions of this Agreement and the Escrow Agreement; (v) giving or agreeing to, on behalf of the Sellers, any and all consents, waivers, amendments or modifications deemed by the Seller Representative, in its sole and absolute discretion, to be necessary or appropriate under this Agreement or the Escrow Agreement and the execution or delivery of any documents that may be necessary or appropriate in connection therewith; (vi) amending this Agreement or the Escrow Agreement or any of the instruments to be delivered to the Buyer pursuant to this Agreement or the Escrow Agreement; (vii) taking actions the Seller Representative is expressly authorized to take pursuant to the other provisions of this Agreement or the Escrow Agreement; (viii) disputing or refraining from disputing, on behalf of the Sellers relative to any amounts to be received by the Sellers under this Agreement, the Escrow Agreement or any agreements contemplated hereby or thereby, any claim made by the Buyer under this Agreement, the Escrow Agreement or other agreements contemplated hereby or thereby; (ix) negotiating and compromising, on behalf of the Sellers, any dispute that may arise under, and exercising or refraining from exercising any remedies available under, this Agreement, the Escrow Agreement or any other agreement contemplated hereby or thereby; (x) executing, on behalf of the Sellers, any settlement agreement, release or other document with respect to such dispute or remedy; and (xi) engaging attorneys, accountants, agents or consultants on behalf of the Sellers in connection with this Agreement, the Escrow Agreement or any other agreement contemplated hereby or thereby and paying any fees related thereto. Each Seller agrees that, with respect to any Transaction Expenses, he, she or it will not contest or dispute the amount of such Transaction Expenses if such amount has been approved for inclusion by the Seller Representative.
(b)    Reliance. The Buyer shall be fully protected in dealing with the Seller Representative under this Agreement and may rely upon the authority of the Seller Representative to act on behalf of the Sellers in all respects with respect to matters arising under or related to this Agreement. Any payment by the Buyer to the Seller Representative to the extent authorized under this Agreement shall be considered a payment by the Buyer to the Sellers. The appointment of the Seller Representative is coupled with an interest and shall be irrevocable by the Sellers in any manner or for any reason. This power of attorney shall not be affected by the death, illness, dissolution, disability, incapacity or other inability to act of the principal pursuant to any applicable Law.
(c)    Acts of the Seller Representative. The Seller Representative may resign from its capacity as the Seller Representative at any time by written notice delivered to the Buyer. If there is a vacancy at any time in the position of the Seller Representative for any reason, such vacancy shall be filled by a vote of the Sellers who received more than fifty percent (50%) of the Closing Cash Proceeds.

(d)    No Liability. The Seller Representative shall not be liable to the Buyer or any Seller in its capacity as the Seller Representative, for any liability of a Seller or for any error of judgment, or any act done or step taken or omitted by it that it believed to be in good faith or for any mistake in fact or law, or for anything which it may do or refrain from doing in connection with this Agreement or the Escrow Agreement. The Seller Representative may seek the advice of legal counsel in the event of any dispute or question as to the construction of any of the provisions of this Agreement or its duties hereunder, and, without limiting the foregoing, it shall incur no liability in its capacity as the Seller Representative to the Buyer or to the Sellers and shall be fully protected with respect to any action taken, omitted or suffered by it in good faith in accordance with the advice of such counsel.
(e)    Expenses and Liabilities. Any expenses or liabilities incurred by the Seller Representative in connection with the performance of its duties under this Agreement or the Escrow Agreement shall not be the personal obligation of the Seller Representative but shall be payable by the Sellers in accordance with this Section 2.5(e). The Seller Representative may from time to time submit invoices to the Sellers covering such expenses and/or liabilities and, upon the request of a Seller, shall provide the Sellers with an accounting of all expenses paid. Any expenses or liabilities incurred by the Seller Representative in accordance with this Section 2.5(e) shall be recovered first from the Seller Representative Expense Fund and, thereafter, from the Sellers based on each Seller's pro-rata share as set forth on Schedule 2.2(b)(ii). In furtherance of the foregoing, the Seller Representative shall have the power and authority to set aside and retain additional funds paid to or received by it, or direct payment of additional funds to be paid to the Sellers pursuant to this Agreement at Closing or thereafter, to satisfy such obligations (including to establish such reserves as the Seller Representative determines in good faith to be appropriate for such costs and expenses that are not then known or determinable).
(f)    Indemnification of the Seller Representative. The Sellers shall severally, but not jointly, indemnify and hold harmless, based on each Seller's pro-rata share as set forth on Schedule 2.2(b)(ii), the Seller Representative from any and all losses, liabilities and expenses (including the reasonable fees and expenses of counsel) arising out of or in connection with the Seller Representative's execution and performance (solely in its capacity as the Seller Representative and not in its capacity as a Seller) of this Agreement.
2.6    Withholding. The Buyer shall be entitled to deduct and withhold from the Closing Cash Proceeds and any other payments contemplated by this Agreement such amounts as are required to be deducted and withheld with respect to the making of such payment under the Code, or any provision of Tax Law. To the extent that amounts are so withheld and paid over to the appropriate Governmental Authority, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding were made. At the Closing, the Sellers shall provide the Buyer any Forms W-4, W-9 or other certificates or forms the Buyer may reasonably request in order to allow Buyer to meet its withholding obligations under any applicable Tax Law.
ARTICLE III

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ARTICLE IV

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ARTICLE V

REPRESENTATIONS AND WARRANTIES CONCERNING THE SELLERS
Each Seller, severally and not jointly, represents and warrants to the Buyer that the statements in this Article V are correct, except as set forth in the schedules accompanying this Agreement (each, a "Schedule" and, collectively, the "Disclosure Schedules"). The Disclosure Schedules have been arranged in separate sections to modify the corresponding sections of this Agreement; however, information disclosed on one section of the Disclosure Schedules shall be deemed to be disclosed on each other section of the Disclosure Schedules and will be deemed to be an exception to such other representation and warranty in this Agreement, in each case, if such other representation and warranty is cross-referenced with specificity or the relevance of such information to such other section of the Disclosure Schedules or representation and warranty is reasonably apparent on its face to a reader unfamiliar with the Company's business without further investigation or inquiry by such reader and without review of the text of any documents that are referred to in such disclosures. Capitalized terms used in the Disclosure Schedules and not otherwise defined therein have the meanings given to them in this Agreement.
5.1    Capacity, Organization and Power. Such Seller (if not a natural person) has the requisite power, authority and legal capacity to enter into this Agreement and the other documents contemplated hereby to which such Seller is a party and to perform its obligations hereunder and thereunder. Such Seller (if a natural person) has the requisite legal capacity to enter into this Agreement and the other documents contemplated hereby to which such Seller is a party and to perform her or his obligations hereunder and thereunder.
5.2    Title to Shares. Such Seller legally and beneficially owns and controls all of the Shares set forth opposite the name of such Seller on Schedule 5.2, and at the Closing, such Seller shall deliver to the Buyer good and marketable title to the Shares set forth opposite the name of such Seller on Schedule 5.2, free and clear of all Encumbrances.
5.3    Authority; Noncontravention.
(a)    This Agreement has been duly executed and delivered by such Seller and constitutes a valid and binding obligation of such Seller, enforceable in accordance with its terms, except as enforceability may be limited or affected by applicable bankruptcy, insolvency, reorganization or other Laws of general application relating to or affecting the rights of creditors and except as enforceability may be limited by rules of law governing specific performance, injunctive relief or other equitable remedies. The execution and delivery by such Seller of this Agreement and all of the other agreements and instruments contemplated hereby to which such Seller is or will be a party and the fulfillment of and compliance with the respective terms hereof and thereof by such Seller do not and shall not (a) conflict with or result in a breach of the terms, conditions or provisions of, (b) constitute a default under (whether with or without the passage of time, the giving of notice or both), (c) result in the creation of any Encumbrance upon the Transferred Companies' capital stock or assets pursuant to, (d) give any third party the right to modify, terminate or accelerate any obligation under, (e) result in a violation of, or (f) require any authorization, consent, approval, exemption or other action of or by or notice or declaration to, or filing with, any third party or any Governmental Authority pursuant to any Law to which such Seller is subject, or any material agreement, instrument, license, permit, order, judgment or decree to which such Seller is subject.

(b)    No permit, consent, approval or authorization of, or declaration to or filing with, any Governmental Authority or any other Person is required in connection with the execution, delivery or performance of this Agreement by such Seller or the consummation by such Seller of the transactions contemplated hereby.
5.4    Legal Matters. There is no proceeding pending against, or, to the Sellers’ knowledge, threatened against, or affecting, any Seller or Sellers or any of his, her, their or its properties or rights, at law, or in equity, before or by any Governmental Authority or any other Person that could adversely affect the Seller or Sellers' performance under this Agreement or the ability of any Seller or Sellers to consummate the transactions contemplated by this Agreement or any other documents contemplated hereby to which such Seller or Sellers are a party.
ARTICLE VI

REPRESENTATIONS AND WARRANTIES CONCERNING THE TRANSFERRED COMPANIES
The Company represents and warrants to the Buyer that the statements in this Article VI are correct, except as set forth in the Disclosure Schedules.
6.1    Capacity, Organization and Corporate Power. The Company is a corporation duly incorporated and validly existing under the laws of the Commonwealth of Kentucky and has all necessary corporate power, authority and capacity to own its property and assets and to carry on its business as presently conducted, to execute and deliver this Agreement and to carry out the transactions contemplated by this Agreement. The Company is qualified to do business and is in good standing (or its equivalent) in every jurisdiction in which its ownership of property or the conduct of business as now conducted requires it to qualify, except where the failure to be so qualified or in good standing would not have a Material Adverse Effect. The copies of the Company’s articles of incorporation and by-laws which have been furnished to the Buyer's counsel reflect all amendments made thereto at any time prior to the date of this Agreement and are correct and complete.
6.2    Capital Stock and Related Matters. Schedule 6.2 lists the number of each class and series of authorized and issued and outstanding shares of the Company’s capital stock together with the name of the record and beneficial holder of such capital stock. All of the issued and outstanding shares of the Company’s capital stock have been duly authorized, are validly issued, fully paid, and non-assessable and are not subject to, nor were they issued in violation of, any preemptive rights or rights of first refusal. The Company has no outstanding securities convertible or exchangeable for any shares of its capital stock or containing any profit participation features, nor any warrants, rights or options to subscribe for or to purchase its capital stock or any stock or securities convertible into or exchangeable for its capital stock or any stock appreciation rights or phantom stock plan. The Company is not subject to any option or obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its capital stock or any warrants, options or other rights to acquire its capital stock except as set forth on Schedule 6.2. There are no agreements with the Sellers or the Company with respect to the voting or transfer of the Company’s capital stock except as set forth on Schedule 6.2.

6.3    Authorization; Noncontravention.
(a)    The execution, delivery and performance of this Agreement by the Company and all of the other agreements and instruments contemplated hereby to which the Company is a party and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Company, and no other corporate act or other proceeding on the part of the Company or its board of directors, or vote or consent by its shareholders (other than execution of this Agreement and the other agreements contemplated hereby) is necessary to authorize the execution, delivery or performance of this Agreement or the other agreements contemplated hereby and the consummation of the transactions contemplated hereby or thereby.
(b)    This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable in accordance with its terms, except as enforceability may be limited or affected by applicable bankruptcy, insolvency, reorganization or other Laws of general application relating to or affecting the rights of creditors and except as enforceability may be limited by rules of Law governing specific performance, injunctive relief or other equitable remedies. Except as set forth on Schedule 6.3(b), the execution and delivery by the Company of this Agreement and all of the other agreements and instruments contemplated hereby to which the Company is or will be a party and the fulfillment of and compliance with the respective terms hereof and thereof by the Company do not and shall not (a) conflict with or result in a breach of the terms, conditions or provisions of, (b) constitute a default under (whether with or without the passage of time, the giving of notice or both), (c) result in the creation of any Encumbrance upon the Transferred Companies' capital stock, properties or assets pursuant to, (d) give any third party the right to modify, terminate or accelerate any obligation under, (e) result in a violation of, or (f) require any permit, authorization, consent, approval, exemption or other action of or by or notice or declaration to, or filing with, any third party or any Governmental Authority pursuant to, the Transferred Companies' respective charter documents or by-laws (or similar constituent documents), or any Law to which the Transferred Companies are subject, or any material agreement, instrument, license, permit, order, judgment or decree to which the Transferred Companies are subject.
6.4    Subsidiaries.
(a)    The Company has no Subsidiaries except for CDR Holdings, LLC, Ayrshire Mississippi, Ayrshire Arkansas and Ayrshire Electronics of Mexico, LLC (collectively, the "Company Subsidiaries"). Each of the Company Subsidiaries is duly formed and validly existing under the laws of the jurisdiction of its organization and has all necessary power, authority and capacity to own its property and assets and to carry on its business as presently conducted. Each of the Company Subsidiaries is qualified to do business and is in good standing (or its equivalent) in every jurisdiction in which its ownership of property or the conduct of its business as now conducted requires it to qualify, except where the failure to be so qualified or in good standing would not have a Material Adverse Effect. The copies of the Company Subsidiaries’ respective articles of organization and operating agreement which have been furnished to the Buyer's counsel reflect all amendments made thereto at any time prior to the date of this Agreement and are correct and complete. Schedule 6.4(a) sets forth a list all of the officers and directors of each of the Company Subsidiaries.

(b)    Schedule 6.4(b) lists the number of each class and series of authorized and issued and outstanding membership interests of each of the Company Subsidiaries together with the name of the record and beneficial holder of such membership interests. All of the outstanding membership interests of each of the Company Subsidiaries have been duly authorized, are validly issued, fully paid, and non-assessable and are not subject to, nor were they issued in violation of, any preemptive rights or rights of first refusal. None of the Company Subsidiaries has outstanding any membership interests or securities convertible or exchangeable for any membership interests or containing any profit participation features, nor any rights or options to subscribe for or to purchase its membership interests or any securities convertible into or exchangeable for its membership interests or any appreciation rights or phantom stock plan. None of the Company Subsidiaries is subject to any option or obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any of its membership interests or any warrants, options or other rights to acquire its membership interests. There are no agreements with respect to the voting or transfer of the Company Subsidiaries’ membership interests.
(c)    Except as set forth on Schedule 6.5(c), other than its interests in the Company Subsidiaries, the Company does not own, or have any interest, directly or indirectly, in any shares or have an ownership interest in any other Person.
6.5    Financial Statements.
(a)    Attached hereto as Schedule 6.5(a) are the following financial statements:
(i)    the audited consolidated balance sheet of the Company and its Subsidiaries for the fiscal years ended December 31, 2013 and 2012 and the related audited consolidated statements of income, changes in shareholders’ equity and cash flows for the fiscal years then ended; and
(ii)    the unaudited consolidated balance sheet of the Company and its Subsidiaries (the "Latest Balance Sheet") for the period ended June 30, 2014 (the "Latest Balance Sheet Date"), and the related unaudited consolidated statements of income and cash flows for the six (6) month period then ended.
(b)    Each of the foregoing financial statements (including in all cases the notes thereto, if any) have been based upon the information contained in the applicable Transferred Company's books and records, fairly presents the financial condition and operating results of the applicable Transferred Company, and has been prepared in accordance with GAAP consistently applied throughout the periods covered thereby, subject to (i) in the case of the unaudited financial statements, the absence of footnote disclosures and other presentation items and changes resulting from normal year-end adjustments and (ii) such other exceptions to GAAP as are set forth on Schedule 6.5(a)(ii).
(c)    Except as set forth on the attached Schedule 6.5(c), and except for liabilities and obligations (i) disclosed in the Latest Balance Sheet or the notes thereto, (ii) incurred since the date of the Latest Balance Sheet in the Ordinary Course of Business, (iii) to be included in the computation of Indebtedness or Transaction Expenses, (iv) disclosed on another Schedule and (v) that would not, individually or in the aggregate, be material to the Company, none of the Transferred Companies has any material liabilities or obligations of a nature required to be disclosed on the Company's balance sheet in accordance with GAAP (whether absolute or contingent, liquidated or unliquidated, and due or to become due).

6.6    Absence of Certain Developments. Since December 31, 2013, there has occurred no fact, event or circumstance which has had or would reasonably be expected to have a Material Adverse Effect. Except as set forth on Schedule 6.6 and except as expressly contemplated by this Agreement, since the date of the Latest Balance Sheet through the date of this Agreement, none of the Transferred Companies has engaged in any material transaction that was not in the Ordinary Course of Business. Without limiting the generality of the foregoing, and except as set forth on Schedule 6.6 and except as expressly contemplated by this Agreement, since the date of the Latest Balance Sheet through the date of this Agreement, none of the Transferred Companies has:
(a)    borrowed or guaranteed any amount or incurred or become subject to any liabilities (other than liabilities incurred in the Ordinary Course of Business, liabilities under contracts entered into in the Ordinary Course of Business and borrowings from banks (or similar financial institutions) necessary to meet ordinary course working capital requirements);
(b)    mortgaged, pledged or subjected to any lien, charge or other encumbrance, any portion of its assets, except Permitted Encumbrances;
(c)    purchased, sold, assigned or transferred any material portion of its tangible assets, except in the Ordinary Course of Business;
(d)    purchased, sold, assigned or transferred any material Intellectual Property, except in the Ordinary Course of Business;
(e)    suffered any extraordinary losses or waived any rights of material value;

(f)    issued, sold or transferred any shares of capital stock or other equity securities, securities convertible into shares of capital stock or other equity securities or warrants, options or other rights to acquire shares of capital stock or other equity securities, or any bonds or debt securities;

(g)    amended or authorized the amendment of its organizational documents;

(h)    made or granted any bonus or any compensation increase to any former or current employee, independent contractor or group of such individuals, or made or granted any increase in any employee benefit plan, severance arrangement, employment contract or any similar arrangements, or amended or terminated any existing Benefit Plan;

(i)    made any loans or advances to, or guarantees for the benefit of, any Persons (except to employees in the Ordinary Course of Business);
(j)    made any material capital expenditures or commitments therefor, except in the Ordinary Course of Business;
(k)    suffered any change, development, or circumstances or taken any action or omitted to take any action that has had, or would reasonably be expected to have, a Material Adverse Effect;

(l)    suffered any damage, destruction or loss, whether covered by insurance or not, that has had or would reasonably be expected to have, a Material Adverse Effect;
(m)    made any material change in its accounting principles, practices, methodologies or policies;

(n)    made any loan to, or entered into any other transactions with any of its directors, officers, or key employees other than in the Ordinary Course of Business;
(o)    declared, set aside or paid any dividends or made any other distributions in respect of its capital stock or membership interests or redeemed, purchased or acquired any of its capital stock or membership interests;

(p)    acquired or agreed to acquire or merge with another business or entered into any joint venture;
(q)    settled any claim, demand, grievance, arbitration or litigation for amounts in excess of $50,000;
(r)    made, revoked or changed any Tax election, adopted or changed any Tax accounting method or practice, settled or compromised any Tax Liability, filed any amended Tax Return, surrendered any right to claim a Tax refund or offset, or other reduction in Tax Liability, entered into any closing agreement or extended or waived any statute of limitations with regard to any Tax matter;
(s)    entered into any contract, lease or other agreement, whether written or oral, or any amendment, modification, extension or renewal of any contract, lease or other agreement (excluding, in each case, purchase orders and sales orders entered into in the Ordinary Course of Business);
(t)    made any material change in its cash management practices and its policies, practices and procedures with respect to collection of accounts receivable, establishment of reserves for uncollectible accounts, accrual of accounts receivable, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits; or
(u)    committed or entered into any agreement to do any of the foregoing.

6.7    Contracts and Commitments.
(a)    Except as set forth on Schedule 6.7, none of the Transferred Companies is party to or bound by any:
(i)    pension, profit sharing, stock option, employee stock purchase, bonus or other plan or arrangement providing for deferred or other compensation to employees, former employees or consultants, or any other employee benefit plan or arrangement, or any written employee, officer, director or consultant severance, "golden parachute" or change of control agreements, programs, policies or arrangements;
(ii)    written contract for the employment of any officer, individual employee or other Person on a full-time, part-time, consulting or other basis providing for base compensation in excess of $100,000 per annum or relating to loans to officers, directors or employees;
(iii)    contract under which the Transferred Companies have advanced or loaned any other Person amounts in the aggregate exceeding $25,000 or contract under which any Person would be deemed to have Indebtedness to the Transferred Companies in amounts in the aggregate exceeding $100,000;

(iv)    agreement or indenture relating to borrowed money or other Indebtedness or the mortgaging of, pledging or, or otherwise placing an Encumbrance on, any material asset or material group of assets of the Transferred Companies;
(v)    Guaranty, performance bond or similar agreement;
(vi)    lease or agreement under which any of the Transferred Companies is lessee of or holds or operates any property, real or personal, owned by any other party, except for any lease of real or personal property under which the aggregate annual rental payments do not exceed $25,000;
(vii)    lease or agreement under which any Transferred Company is lessor of or permits any third party to hold or operate any property, real or personal, owned or controlled by the Transferred Companies;
(viii)    contract or group of related contracts with any Material Customer or any Material Supplier;
(ix)    other contract or group of related contracts with the same party or group of affiliated parties the performance of which involves consideration in the aggregate in excess of $100,000;
(x)    assignment, license, royalty or indemnification agreement relating to any Intellectual Property Rights or other intangible property (other than licenses of unmodified, commercially available "off the shelf" or "click-through" software with an aggregate purchase price or annual license fee of less than $10,000) or other agreement affecting the Transferred Companies' ability to use or disclose any of the Transferred Companies' Intellectual Property Rights;
(xi)    contract or agreement prohibiting it from freely engaging in any business or competing anywhere in the world;
(xii)    contract relating to the Transferred Companies' acquisition or disposition of the assets, stock, properties or business interests of another Person;
(xiii)    contact relating to any joint venture, partnership or similar relationship;
(xiv)    contract to which any Governmental Authority is a party;
(xv)    contract involving any labor union or collective bargaining agreement;
(xvi)    contract relating to license or royalty agreements involving expected payments of more than $100,000 in 2014;
(xvii)    contract that requires it to purchase its total requirements of any product or service from any third party or that contains a "take or pay" provision;
(xviii)    contract that provides for indemnification by it of any Person or the assumption of any Tax, environmental or other Liability of any Person;
(xix)    broker, distributor, dealer, manufacturer's representative, agency, sales promotion, market research, marketing consulting or advertising contract to which it is a party; or

(xx)    contract between or among any Transferred Company on the one hand and any Seller or any affiliate of any Seller (other than a Transferred Company) on the other hand.
(b)    Each of the contracts, leases, agreements and instruments listed or required to be listed on Schedule 6.7 is in full force and effect, and is the legal, valid and binding obligation of the Transferred Company that is party thereto, and, to the knowledge of the Company, of the other parties thereto enforceable against each of them in accordance with its terms. No Transferred Company (as applicable) is in any material respect in breach of or default under any contract, lease, agreement and instrument listed on Schedule 6.7, and, to the knowledge of the Company, the other party to each of the contracts, leases, agreements and instruments listed on Schedule 6.7 is not in in any material respect in breach of or default thereunder. No event has occurred that with the lapse of time or the giving of notice or both would constitute a material breach or default on the part of the Transferred Companies or, to the knowledge of the Company, any other party under any contract, lease, agreement or instrument listed on Schedule 6.7. No party to any contract, lease, agreement or instrument listed on Schedule 6.7 has exercised or given written or, to the knowledge of the Company, oral notice of an intention to exercise any termination rights with respect thereto, and no party has given written or, to the knowledge of the Company, oral notice of any material dispute with respect to any contract, lease, agreement or instrument listed on Schedule 6.7. The Company has made available to the Buyer true and correct copies of each contract, lease, agreement or instrument listed on Schedule 6.7, together with all amendments, modifications or supplements thereto. Schedule 6.7 lists any third party requirements for approval of, or limitations on, the assignment of all contracts, leases, agreements and instruments listed or required to be listed on Schedule 6.7.
6.8    Intellectual Property Rights.
(a)    Schedule 6.8 contains a complete and accurate list of all (i) registered or patented Intellectual Property Rights owned by the Transferred Companies and (ii) pending applications for registrations and patent applications of Intellectual Property Rights filed by or on behalf of the Transferred Companies. Schedule 6.8 also contains a complete and accurate list of all licenses and other rights granted to or by the Transferred Companies by or to any third party with respect to any Intellectual Property Rights other than commercially available "off-the-shelf" software licenses. The Transferred Companies own and possess all right, title and interest to, or have the right to use pursuant to a valid and enforceable license (each of which is listed on Schedule 6.8 (other than commercially available "off-the-shelf" software licenses)), all Intellectual Property Rights necessary for the operation of the businesses of the Transferred Companies as presently conducted, free and clear of all Encumbrances other than Permitted Encumbrances. The loss or expiration of any Intellectual Property Right owned by or licensed to the Transferred Companies has not had and would not reasonably be expected to have a Material Adverse Effect, and, to the Company’s knowledge, no loss or expiration of any Intellectual Property Right is threatened, pending or reasonably foreseeable.
(b)    There have been no claims made against the Transferred Companies asserting the invalidity, misuse or unenforceability of any of the Intellectual Property Rights owned by the Transferred Companies, (ii) the Transferred Companies have not received any notices of, and have no knowledge of any facts which indicate any infringement or misappropriation by, or conflict with, any third party with respect to any Intellectual Property Rights owned by the Transferred Companies (including any demand or request that the Transferred Companies license any rights from a third party), and (iii) to the knowledge of the Company, the conduct of the Transferred Companies' businesses has not infringed, misappropriated or conflicted with and does not infringe, misappropriate or conflict with any Intellectual Property Rights of other Persons.

6.9    Litigation. There are no actions, suits, proceedings, orders or investigations pending or, to the Company’s knowledge, threatened against or affecting the Transferred Companies, at Law or in equity, or before or by any Governmental Authority. No Transferred Company is subject to any outstanding judgment, order or decree of any Governmental Authority. There is no action, suit, proceeding, order or investigation pending, or to the Company's knowledge, threatened against any current or former officer, director or employee of any of the Transferred Companies with respect to which the Company has, or is reasonably likely to have, an indemnification obligation. There is no action, suit, proceeding, investigation, judgment, decree, injunction, rule or order of any Governmental Authority pending or outstanding or, to the Company's knowledge, threatened against any of the Transferred Companies that would prevent or materially delay the ability of the Company to consummate the transactions contemplated by this Agreement or for the Buyer to carry on, immediately after Closing, the business and operations of the Transferred Companies.
6.10    Compliance with Laws.
(a)    Each of the Transferred Companies has complied in all material respects and is in compliance in all material respects with all applicable Laws relating to the operation of its business and the maintenance and operation of its properties and assets. No notices have been received by and no claims have been filed against the Transferred Companies alleging a violation of any such Laws.
(b)    Each of the Transferred Companies holds and is, in all material respects, in compliance with all material certificates of occupancy, permits, licenses, franchises, bonds, approvals, certificates, registrations, accreditations and other authorizations of all Governmental Authorities required for the conduct of its business and the ownership of its properties (collectively, "Permits"). No notices have been received by the Transferred Companies alleging the failure to hold any of the foregoing Permits. All such Permits are valid and in full force and effect. Schedule 6.10(b) sets forth a complete list of all Permits issued to the Transferred Companies, including their respective dates of issuance and expiration. No event has occurred that with or without notice or lapse of time or both would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Permit set forth on Schedule 6.10(b).
6.11    Environmental Matters.
(a)    Each of the Transferred Companies has complied in all material respects and is in compliance in all material respects with all Environmental Laws.
(b)    The Transferred Companies have not received any written notice, within the past five (5) years, from any Governmental Authority or any other person regarding any actual or alleged violation of Environmental Laws or material liability or material investigatory, corrective or remedial obligation under Environmental Laws applicable to its operations or the real property listed on Schedule 6.18(b).
(c)    The Transferred Companies are not subject to any pending or unresolved or, to the Company's knowledge, threatened, claim, order, directive or complaint asserting a material remedial obligation or liability under Environmental Laws with respect to conditions at any of the real property listed on Schedule 6.18(b) or to the Company’s knowledge, any other property. To the Company's knowledge, there are no conditions existing at any of the real property listed on Schedule 6.18(b) or at any other property that are reasonably likely to result in a material remediation obligation or liability under Environmental Laws.

(d)    The Company has furnished to Buyer all environmental audits, reports and other material environmental documents relating to the Transferred Companies and their respective predecessors, or to any of their current or former facilities and operations, which are in the Companies' possession or control.
(e)    The Transferred Companies have obtained all permits, licenses and other required authorizations required for its operations and/or its business under Environmental Laws, and the Transferred Companies are and have been in material compliance with such permits, licenses and authorizations.
(f)    No Transferred Company has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, generated, manufactured, distributed, or exposed any person to any Hazardous Material or operated any property or facility, in a manner that has given rise to or could reasonably be expected to give rise to, any Liability, including Liability for fines, penalties, investigative costs, response costs, corrective action costs, remediation costs, personal injury, property damage, natural resource damage or consultant or attorney's fees, pursuant to any Environmental Law.
(g)    No Transferred Company has, expressly or by operation of Law, assumed, undertaken, provided an indemnity with respect to or otherwise become subject to any Liability, including any obligation for corrective or remedial action, of any other Person relating to any Environmental Laws.
6.12    Employees.
(a)    Schedule 6.12 correctly sets forth the name and current annual salary of each of the Transferred Companies' employees receiving more than $100,000 in annual base compensation and whether any employees are absent from active employment, including, but not limited to, leave of absence or disability (the "Covered Employees"). Since the date of the Latest Balance Sheet, there has not been any material change in the compensation of the Covered Employees (except for compensation increases and decreases in the Ordinary Course of Business).
(b)    (i) The Transferred Companies have complied in all material respects with all Laws relating to the employment of labor (including provisions thereof relating to labor or employment standards, human rights, labor relations, workers compensation, wages, hours, pension plan benefits, pay equity, workplace safety and insurance, employer health tax, employment or unemployment insurance), and, to the Company’s knowledge, the Transferred Companies have not had any labor relations disputes (including any union organization or decertification activities, threatened or actual strikes or work stoppages or material grievances) in the past three years; and (ii) neither the Transferred Companies nor, to the best of the Company’s knowledge, any of their respective employees, are subject to any non-compete, non-disclosure, confidentiality, employment, consulting or similar agreements relating to, affecting or in conflict with the present business activities of the Transferred Companies, except for agreements between the Transferred Companies and their present and former employees.
(c)    No Transferred Company is party to or bound by any collective bargaining agreement or similar agreement with any labor organization. To the Company’s knowledge, there are no threatened or apparent union organizing activities involving employees of the Transferred Companies, nor to the knowledge of the Company have there been any such activities in the last three years.

(d)    Except as would not subject any Transferred Company or the Buyer to material liability, each Person who performs services for the Company has been, and is, properly classified by the Company as (i) an employee or an independent contractor for Tax purposes, and (ii) an exempt or non-exempt employee under the Fair Labor Standards Act of 1934, as amended, and since January 1, 2011, the Company has not received any notices from or claims by any Governmental Authority challenging such classifications.
(e)    There are no material internal investigations, or material internal grievances pending against any Transferred Company relating to labor, employment or employment practices that involve or relate to any Transferred Company employee or former employee.
(f)    Since January 1, 2011, no Transferred Company has effectuated a "plant closing" or "mass layoff" (as defined in the Worker Adjustment Retraining Notification Act of 1988, as amended, or any similar applicable Law) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of its business.
6.13    Employee Benefit Plans.
(a)    Schedule 6.13 sets forth an accurate and complete list of each Benefit Plan. There has been no amendment, interpretation or other announcement by any of the Transferred Companies or any ERISA Affiliate relating to, or change in participation or coverage under, any Benefit Plan that, either alone or together with other such items or events, could materially increase the expense of maintaining such Benefit Plan (or the Benefit Plans taken as a whole) above the level of expense incurred with respect thereto for the most recent fiscal year included in the Transferred Companies' financial statements. Each Benefit Plan can be amended or terminated at any time (whether before or after the Closing) and without any liability or expense to any of the Transferred Companies or such Benefit Plan.
(b)    The Company has delivered to the Buyer, with respect to each Benefit Plan (to the extent applicable thereto), true, correct and complete copies of: (i) all documents embodying such Benefit Plan (including all amendments thereto) or, if such Benefit Plan is not in writing, a written description of such Benefit Plan; (ii) the last three annual reports (Form 5500 series and all schedules and financial statements attached thereto); (iii) the most recent summary plan description, if any, and all summaries of material modifications related thereto, distributed with respect to such Benefit Plan; (iv) all contracts (and any amendments thereto) relating to such Benefit Plan, including without limitation all trust agreements, insurance contracts and service provider agreements; (v) the most recent determination letter issued by the IRS with respect to such Benefit Plan; (vi) the most recent financial statement prepared for such Benefit Plan; (vii) all correspondence to or from a Governmental Authority in the three most recently completed plan years relating to such Benefit Plan; and (viii) all coverage, nondiscrimination, top heavy and Section 415 of the Code tests performed with respect to such Benefit Plan for the three most recently completed plan years. The Transferred Companies have maintained all data necessary to administer each Benefit Plan, including all data required to be maintained under Sections 107 and 209 of ERISA, and all such data is true and correct and maintained in usable form.

(c)    (i) Each Benefit Plan is, and has been, established and, where required, registered, administered and funded, in material compliance with the terms thereof and all applicable Laws; (ii) the Transferred Companies have properly performed all of their duties and obligations under or with respect to each Benefit Plan; (iii) none of the Transferred Companies or, to the knowledge of the Company, any other fiduciary of any Benefit Plan has engaged in any transaction or acted or failed to act in a manner that violates the fiduciary requirements of ERISA or any other applicable Law; (iv) no transaction or event has occurred or is threatened or about to occur (including, without limitation, any of the transactions contemplated in or by this Agreement) with respect to any Benefit Plan that constitutes or could constitute a prohibited transaction under Section 406 or 407 of ERISA or under Section 4975 of the Code for which an exemption is not available; and (v) all contributions, premiums and other payments due or required to be paid to (or with respect to) any Benefit Plan have been timely paid, or, if not yet due, have been accrued as a liability on the Transferred Companies’ financial statements.
(d)    Each Benefit Plan that is intended to qualify under Section 401(a) of the Code is so qualified and has received an unrevoked favorable determination or opinion letter from the IRS regarding its qualification thereunder. Nothing has occurred, or is reasonably expected by any of the Transferred Companies to occur, that could adversely affect the qualification or exemption of any such Benefit Plan, or its related trusts or group annuity contract, or require the filing of a submission under the IRS's employee plans compliance resolution system or the taking of any corrective action pursuant to such system in order to maintain the qualified status of such Benefit Plan.
(e)    Each Benefit Plan that is a nonqualified deferred compensation plan (as defined in Section 409A(d)(1) of the Code) complies in all respects with Section 409A of the Code and all applicable IRS guidance issued with respect thereto. None of the Transferred Companies has any obligation to indemnify any Person for any interest or additional tax imposed under Section 409A(a)(1)(B) of the Code.
(f)    There have been no amendments, improvements, increases or changes to or promised amendments, improvements, increases or changes to the benefits provided under any Benefit Plan. None of the Benefit Plans provide for benefit increases or the acceleration of funding obligations that are contingent upon or will be triggered by the entering into of this Agreement or the completion of the transactions contemplated hereby.
(g)    All employer or employee payments, contributions and premiums required to be remitted or paid to or in respect of each Benefit Plan have been paid or remitted in a timely fashion in accordance with the terms thereof and all Laws, and no Taxes, penalties or fees are owing or eligible under any Benefit Plan. To the knowledge of the Company, no event has occurred or circumstance exists that could reasonably be expected to result in an increase in premium costs of the Benefit Plans that are insured, or an increase in benefit costs of such Benefit Plans that are self-insured. Each Benefit Plan that provides self-insured benefits is subject to a stop-loss insurance policy under which the applicable Transferred Company is an insured party and such Transferred Company has complied with all terms of such stop-loss policy and has timely paid all premiums owing with respect to such stop-loss policy through the date of this Agreement.
(h)    There are no actions, suits or proceedings pending or, to the knowledge of the Company, threatened involving or with respect to any Benefit Plan or its assets, and no facts exist which, to the knowledge of the Company, could reasonably be expected to give rise to any such action, suit or proceeding. No Benefit Plan is currently under investigation, audit or review, directly or indirectly, by any Governmental Authority, and, to the knowledge of the Company, each Transferred Company and each ERISA Affiliate, no such action is threatened by any Governmental Authority.

(i)    None of the Benefit Plans provide for benefits beyond retirement or other termination of service to former employees of the Transferred Companies or to the beneficiaries or dependents of such former employees.
(j)    The consummation of the transactions contemplated by this Agreement will not: (i) give rise to any Liability or increase the amount of compensation or benefits due to any employee of any Transferred Company; (ii) accelerate the time of payment or vesting of any benefit or other compensation due to any employee of the Company; (iii) require any of the Transferred Companies, any ERISA Affiliate or the Buyer to transfer or set aside any assets to fund or otherwise provide for any benefits for any individual; or (iv) impair any of the rights of any of the Transferred Companies or any ERISA Affiliate with respect to any Benefit Plan (including, without limitation, the right to amend or terminate any Benefit Plan at any time).
(k)    None of the Transferred Companies nor any ERISA Affiliates has established, administered or funded (or is obligated to establish, administer or fund) or has any liability under or with respect to : (i) any Retirement Plan subject to Title IV of ERISA; (ii) any Retirement Plan subject to Section 412, 430, 431, 432 or 436 of the Code; (iii) any "multiple employer plan" within the meaning of Section 413(c) of the Code; or (iv) any Benefit Plan that is subject to the laws of any jurisdiction outside the United States.
6.14    Insurance. Schedule 6.14 contains a description of each insurance policy maintained by the Transferred Companies with respect to their properties, assets and businesses setting forth the type of coverage, the annual premiums, deductibles and coverage amounts therefor and each such policy is in full force and effect as of the Closing. All such policies are legal, valid, binding and in full force and effect, and no Transferred Company has received written or, to the knowledge of the Company, oral notice of cancellation, non-renewal, material premium increase, disallowance or reduction in coverage with respect to any such insurance policy. The Transferred Companies are not in default in any material respect with respect to their obligations under any insurance policy maintained by them. To the knowledge of the Company, there is no material claim pending under any such policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies. True and correct copies of such policies and the claims history of such policies for the past three (3) years have been made available to Buyer.

6.15    Tax Matters.
(a)    Each of the Transferred Companies has timely filed on or before the applicable due date with each Governmental Authority (taking into account automatic extensions that do not require governmental approval) all Tax Returns required to be filed by or with respect to it, and each such Tax Return is accurate and complete in all material respects and has been prepared in compliance with all applicable Laws.

(b)    Each of the Transferred Companies has paid all Taxes (whether or not such Taxes have been shown as owing on any Tax Return) required to be paid by or with respect to it. The unpaid Taxes of the Transferred Companies (i) did not, as of the Latest Balance Sheet Date, exceed the amount accrued for current Taxes payable (for clarity, excluding any deferred Tax Liabilities established to reflect timing differences between book and Tax income) set forth on the face of the Latest Balance Sheet (rather than in any notes thereto) and (ii) will not, as of the Closing Date, exceed the amount accrued for current Taxes (for clarity, excluding any deferred Tax Liabilities established to reflect timing differences between book and Tax income) set forth on the face of the Sellers' calculation of the Estimated Net Working Capital and the Buyer's calculation of the Actual Net Working Capital (rather than in any notes thereto). Since the Latest Balance Sheet Date, Company has not incurred any Liability for Taxes, except in the Ordinary Course of Business or in connection with the Pre-Closing Transaction.
(c)    Each of the Transferred Companies has (i) complied in all material respects with the requirements of Section 482 of the Code and the Treasury Regulations thereunder (and any comparable provision or provisions or state, local or foreign Tax Law) and (ii) timely and properly prepared and maintained all documentation necessary to avoid the imposition of any penalty under Section 6662(e) of the Code (or any comparable provision of state, local or foreign Tax Law).
(d)    Each of the Transferred Companies has withheld all Taxes that it is required to withhold from amounts paid or owing to any employee, shareholder, creditor or other third party, and timely paid over all such Taxes to the appropriate Governmental Authority in accordance with applicable Laws.
(e)    Each of the Transferred Companies has collected all sales, use, value added, goods and services, and similar Taxes required to be collected, and timely remitted all such Taxes collected to the appropriate Governmental Authority in accordance with applicable Laws.
(f)    (i) There are no pending or, to the knowledge of the Company, threatened claims by any Governmental Authority with respect to Taxes relating to any of the Transferred Companies; (ii) no extension or waiver of the limitation period applicable to any Tax Return or Taxes of any of the Transferred Companies is in effect or has been requested in writing or, to the knowledge of the Company, otherwise; (iii) all deficiencies claimed, proposed or asserted or assessments made as a result of any examinations by any Governmental Authority of the Tax Returns of, or with respect to, each of the Transferred Companies have been fully paid or fully settled; and (iv) none of the Transferred Companies is or shall be required to include any adjustment in taxable income for any Tax period (or a portion thereof) ending after the Closing pursuant to (A) Section 481 or 263A of the Code or any comparable provision under state, local or foreign Tax Laws as a result of transactions or events occurring or accounting methods employed prior to the Closing, (B) any "closing agreement" as described in Code Section 7121 (or any corresponding or similar provision of state, local, or foreign Tax Laws) executed prior to the Closing, (C) any intercompany transaction or excess loss account described in Treasury Regulations under Code Section 1502 (or any corresponding or similar provision of state, local or foreign Tax Law) created prior to the Closing, (D) any installment sale or open transaction disposition made prior to the Closing, (E) any election pursuant to Code Section 108(i) made prior to the Closing, or (F) any prepaid amount received prior to the Closing.

(g)    (i) None of the Transferred Companies has requested or been granted an extension of the time for filing any Tax Return which has not yet been filed; (ii) there are no Encumbrances for Taxes (other than for current Taxes not yet due and payable) upon the assets of the Transferred Companies; (iii) none of the Transferred Companies has been a member of any combined, consolidated, unitary or similar group for purposes of filing a Tax Return or paying Taxes under federal, state, local or foreign income Tax Law ("Affiliated Group") (other than a group the common parent of which was the Company) that filed or was required to file a consolidated, combined or unitary Tax Return and does not have any liability for Taxes of any Person under Section 1.1502-6 of the Treasury Regulations (or any corresponding or similar provision of state, local or foreign Tax Law); (iv) none of the Transferred Companies is party to or bound by any Tax indemnity agreement, Tax allocation agreement, Tax sharing agreement or similar contract; (v) none of the Transferred Companies is or has ever been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code; (vi) the Company has delivered or made available to the Buyer correct and complete copies of all Tax Returns of the Transferred Companies for which the statute of limitations has not expired, and all audit reports and statements of deficiencies assessed against or agreed to by any of the Transferred Companies; (vii) none of the Transferred Companies has distributed stock of another Person, or had its stock distributed by another Person, within the last two years in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code; (viii) none of the Transferred Companies has participated in (a) a “reportable transaction” or “listed transaction” within the meaning of Section 1.6011-4(c) of the Treasury Regulations or (b) any transaction that would reasonably be likely to require the filing of an IRS Schedule UTP (determined without regard to any asset threshold that may avoid the requirement of filing such schedule); and (ix)no written claim has been made by a Governmental Authority in a jurisdiction where any of the Transferred Companies does not file a particular type of Tax Return or pay a particular type of Tax that such Transferred Company is or may be required to file such Tax Return or pay such type of Tax in that jurisdiction.
(h)    None of the Transferred Companies has made any payment, is obligated to make any payment, or is a party to (or a participating employer in) any contract, agreement, arrangement or other Benefit Plan that could obligate the Transferred Company or the Buyer to make any payment that constitutes or would constitute an "excess parachute payment, " as defined in Section 280G of the Code (or any similar provision of state, local or foreign Tax Law). None of the Transferred Companies is party to an agreement or arrangement with any Person which requires the Transferred Company to pay a tax gross-up for Taxes due under Section 4999 of the Code (or any similar provision of state, local or foreign Tax Law).
(i)    None of the Transferred Companies is engaged in or has ever been engaged in a trade or business through a "permanent establishment" within the meaning of an applicable income Tax treaty in any country other than the country in which the Transferred Company is formed or organized.
(j)    Schedule 6.15(j) sets forth the Company’s good faith estimates of the amounts of Pre-Closing Transaction Taxes that may become due to any Governmental Authority as a result of the consummation of the Pre-Closing Transaction, together with the amounts of any estimated Tax deposits made by the Company with the Governmental Authorities set forth on such schedule.
6.16    Brokerage and Transaction Bonuses. Except as set forth on Schedule 6.16, there are no claims for brokerage commissions, finders' fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement binding upon the Transferred Companies, nor are there any special bonuses or other similar compensation payable to any director, officer, employee or agent of the Transferred Companies in connection with the transactions contemplated hereby.

6.17    Affiliated Transactions. Except as set forth on Schedule 6.17, no officer, director, shareholder, member, employee or Affiliate of the Transferred Companies, including to the Company’s knowledge any individual related by blood, marriage or adoption to any such individual or any entity in which any such Person or individual owns any beneficial interest, is a party to any agreement, contract, commitment or transaction with the Transferred Companies or has any interest in any property used by the Transferred Companies.
6.18    Properties.
(a)    The Transferred Companies own good and marketable title to, or hold a valid leasehold interest in, all of the material personal property and equipment used by them in the conduct of their business, free and clear of all Encumbrances, except for Permitted Encumbrances and Encumbrances that will be terminated at or prior to the Closing. Each such item of material personal property and equipment is in all material respects in operable condition and repair, subject to normal wear and tear, ongoing repairs or refurbishments in the ordinary course and obsolescence in the ordinary course, and is suitable for the purpose for which it is used by the Transferred Companies.
(b)    Schedule 6.18(b) contains a list of all real property leased by the Transferred Companies (the "Leased Real Property"). The Company has delivered to the Buyer a true and complete copy of the underlying lease and all amendments thereto with respect to each parcel of Leased Real Property (each, a "Lease"). Except as set forth on Schedule 6.18(b), with respect to each of the Leases: (i) to the Company’s knowledge, each Lease is in full force and effect as of the date hereof, represents the entire agreement between the parties as to the tenancy thereunder and one of the Transferred Companies has a valid and enforceable leasehold interest in each parcel or tract of real property leased by it under such Lease; (ii) there are no existing material defaults thereunder by the applicable Transferred Company or, to the Company’s knowledge, the lessor thereof; (iii) to the Company’s knowledge, no event has occurred which (with notice, lapse of time or both) would constitute a material breach or default thereunder by the applicable Transferred Company or, to the Company’s knowledge, any other party thereto; (iv) no Lease has been modified, supplemented or amended in any way except as set forth on Schedule 6.18(b); (v) all work required to be performed by the lessor under each Lease has been completed and has been accepted by the applicable Transferred Company, and any tenant improvement allowances have been paid in full; (vi) there is no security deposit being held by the lessor under each Lease and there have been no prepayments of rental for more than one month in advance except as set forth on Schedule 6.18(b); (vii) the applicable Transferred Company under each Lease has not assigned the Lease or sublet the premises covered by the Lease; and (viii)  no Lease requires the consent of the lessor thereunder to an assignment or change of control of the applicable Transferred Company.

(c)    Schedule 6.18(c) contains a list of all real property owned by the Transferred Companies (the "Owned Real Property"). The Company has delivered to the Buyer true and complete copies of the deed, the owner's title insurance policy and any Encumbrances, surveys and plats, leases, service agreements and similar contracts, certificates of occupancy and other permits and licenses, insurance policies, mechanical, electrical, plumbing, drainage, construction and similar plans and specifications, warranties and guarantees and property tax statements for the past twenty-four (24) months with respect to each parcel of Owned Real Property. With respect to each parcel of Owned Real Property: (i) the applicable Transferred Company holds marketable fee simple title to the Owned Real Property; (ii) the Owned Real Property is free from liens, encumbrances, exceptions and other charges of any kind whatsoever, except for Permitted Encumbrances; (iii) the Owned Real Property is in compliance in all material respects with all applicable zoning, land-use, building, construction, subdivision and other local, state and federal laws, ordinances and regulations and with all existing covenants, conditions, restrictions and easements; (iv) the Transferred Company has not received notice of, and has no knowledge of, any special assessment or condemnation proceedings affecting the Owned Real Property; (v) there is no litigation pending or threatened against the Transferred Company (or any basis for any claim) that arises out of the ownership of the Owned Real Property; and (vi) to the knowledge of the Company, no building or other improvement encroaches on the Owned Real Property, nor does any building or improvement that is a part of the Owned Real Property encroach on lands of others or any public or private road or right of way.
6.19    Customers and Suppliers. Schedule 6.19 sets forth (a) a list of the top 20 customers of the Transferred Companies on a consolidated basis by volume of sales to such customers (collectively, the "Material Customers"), and (b) a list of the top 10 suppliers of the Transferred Companies on a consolidated basis by volume of purchases from such suppliers (collectively, the "Material Suppliers"), each for the fiscal year ended December 31, 2013 and for the six (6) month period ended June 30, 2014. No Transferred Company has received any written, or to the Company’s knowledge, oral, indication from any of the Material Customers to the effect that any such customer will stop, materially decrease the rate of, or materially change the payment or price terms with respect to, buying products from the Transferred Companies. No Transferred Company has received any written, or to the Company’s knowledge, oral, indication from any of the Material Suppliers to the effect that any such supplier will stop, materially decrease the rate of, or materially change the payment or price terms with respect to, supplying products or services to the Transferred Companies. To the Company’s knowledge, the Company does not have any reasonable basis to believe that any of the Material Customers or Material Suppliers currently plans to stop or materially reduce its relationship with the Transferred Companies. Schedule 6.19 identifies those customer contracts that require consent to an assignment or change of control of the Transferred Companies.
6.20    Absence of Questionable Payments. None of the Transferred Companies none of their respective directors or officers and, to the knowledge of Company, none of the Company’s agents, employees or other Persons acting on behalf of any Transferred Company, has used any funds of a Transferred Company for improper or unlawful contributions, payments, gifts or entertainment, or made any improper or unlawful expenditures relating to political activity to government officials or others that is, in each case, in violation of applicable Law. None of the Transferred Companies has received any notice that any transaction engaged in by a Transferred Company was in violation of applicable Law. None of the Transferred Companies, none of their respective directors or officers, and, to the knowledge of Company, none of the Company’s agents, employees or any other Persons acting on behalf of any Transferred Company, has accepted or received any contributions, payments, gifts or expenditures in violation of applicable Law.

6.21    NO OTHER REPRESENTATIONS AND WARRANTIES. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER THE SELLERS NOR THE COMPANY MAKES ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, IN RESPECT OF THE SELLERS OR THE TRANSFERRED COMPANIES AND ANY SUCH OTHER REPRESENTATIONS OR WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED AND NONE SHALL BE IMPLIED AT LAW OR IN EQUITY.
ARTICLE VII
REPRESENTATIONS AND WARRANTIES OF THE BUYER
The Buyer represents and warrants to the Sellers that the statements in this Article VII are correct, except as set forth in the Disclosure Schedules.
7.1    Organization and Power. The Buyer is a corporation duly incorporated and validly existing under the Laws of the State of Washington. The Buyer has all requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder.
7.2    Authorization and Enforceability. The execution, delivery and performance by the Buyer of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Buyer and no other corporate act or proceeding on the part of the Buyer, its board of directors or shareholders is necessary to authorize the execution, delivery or performance of this Agreement and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Buyer and constitutes a valid and binding obligation of the Buyer, enforceable in accordance with its terms except as enforceability may be limited or affected by applicable bankruptcy, insolvency, reorganization or other Laws of general application relating to or affecting the rights of creditors and except as enforceability may be limited by rules of Law governing specific performance, injunctive relief or other equitable remedies.
7.3    No Violation. The Buyer is not subject to nor obligated under its articles of incorporation or bylaws (or similar constituent documents), or any applicable Law, or any material agreement, instrument, license or permit, or subject to any order, writ, injunction or decree, which would be breached or violated by its execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby.
7.4    Governmental Authorities and Consents. Other than the filing of a Current Report on Form 8-K pursuant to Items 1.01 and 2.01 thereof, no permit, consent, approval or authorization of, or declaration to or filing with, any Governmental Authority or any other Person is required in connection with the execution, delivery or performance of this Agreement by the Buyer or the consummation by the Buyer of the transactions contemplated hereby.
7.5    Litigation. There are no actions, suits, proceedings, orders or investigations pending or, to the Buyer's knowledge, threatened against or affecting the Buyer, at Law or in equity, or before or by any Governmental Authority which would adversely affect the Buyer's performance under this Agreement or the consummation of the transactions contemplated hereby.
7.6    Brokerage. The Buyer shall pay, and hold the Sellers harmless against, any Liability, loss or expense (including reasonable attorneys' fees and out‑of‑pocket expenses) arising in connection with claims for brokerage commissions, finders' fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of the Buyer.

7.7    Financing. The Buyer has and shall have at the Closing sufficient cash, available lines of credit or other sources of immediately available funds to make payment of all amounts to be paid by it hereunder on and after the Closing Date.
7.8    Solvency. Immediately after giving effect to the transactions contemplated by this Agreement, the Buyer and each of its Subsidiaries shall be able to pay their respective debts as they become due and shall own property which has a fair saleable value greater than the amounts required to pay their respective debts (including a reasonable estimate of the amount of all contingent liabilities). Immediately after giving effect to the transactions contemplated by this Agreement, the Buyer and each of its Subsidiaries shall have adequate capital to carry on their respective businesses. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of the Buyer or its Subsidiaries.
ARTICLE VIII

[INTENTIONALLY OMITTED]

ARTICLE IX

ADDITIONAL AGREEMENT AND COVENANTS
9.1    Acknowledgement by the Buyer.
(d)    The Buyer conducted to its satisfaction an independent investigation and verification of the financial condition, results of operations, assets, liabilities, properties and projected operations of the Transferred Companies, and, in making its determination to proceed with the transactions contemplated by this Agreement, the Buyer (i) has relied solely on the results of its own independent investigation and verification and the representations and warranties of the Sellers expressly and specifically set forth in Article V and the Company expressly and specifically set forth in Article VI, as qualified by the Disclosure Schedules, and (ii) has not relied on the accuracy or completeness of any other information provided to (or otherwise acquired by) the Buyer or any of its respective Related Parties. NONE OF THE SELLERS, THE COMPANY, THE SELLER REPRESENTATIVE NOR ANY OF THEIR RESPECTIVE REPRESENTATIVES HAVE MADE ANY REPRESENTATIONS, WARRANTIES OR STATEMENTS (INCLUDING BY OMISSION) OF ANY KIND OR NATURE EXPRESS OR IMPLIED (INCLUDING ANY RELATING TO THE FUTURE OR HISTORICAL FINANCIAL CONDITION, RESULTS OF OPERATIONS, PROSPECTS, ASSETS OR LIABILITIES OF THE TRANSFERRED COMPANIES OR THE QUALITY, QUANTITY OR CONDITION OF THE TRANSFERRED COMPANIES' ASSETS) TO THE BUYER OR ANY OF ITS REPRESENTATIVES IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, EXCEPT FOR ANY REPRESENTATIONS AND WARRANTIES EXPRESSLY AND SPECIFICALLY SET FORTH IN ARTICLE V AND ARTICLE VI, IN EACH CASE AS QUALIFIED BY THE DISCLOSURE SCHEDULES. None of the Sellers, the Company, the Seller Representative nor any of their respective Related Parties makes or provides, and the Buyer hereby waives, any warranty or representation, express (other than to the extent expressly and specifically set forth in Article VI) or implied, as to the quality, merchantability, fitness for a particular purpose, conformity to samples, or condition of the Transferred Companies' assets or any part thereof.

(e)    Without in any way limiting the generality of the foregoing, the Buyer acknowledges that there are uncertainties inherent in attempting to make projections, forward looking statements and other forecasts and estimates, and certain business plan information, that the Buyer is familiar with such uncertainties, that the Buyer is taking full responsibility for making its own evaluation of the adequacy and accuracy of any such projections, forward looking statements, forecasts, estimates and business plan information provided to it in connection with the transactions contemplated by this Agreement (including the reasonableness of the assumptions underlying such projections, forward looking statements, forecasts, estimates and business plan information), that no representations, warranties or statements (including by omission) of any kind are being made with respect thereto, that neither the Buyer nor any of its Related Parties is relying thereon, and that the Buyer and its Related Parties shall have no claim against anyone with respect thereto.
9.2    Further Assurances. From time to time, as and when requested by any Party and at such Party's expense, any other Party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions as such requesting Party may reasonably deem necessary or desirable to evidence and effectuate the transactions contemplated by this Agreement.
9.3    Employees and Employee Benefits.
(v)    Salary and Wages. The Buyer will cause the Transferred Companies to continue the employment effective immediately after the Closing Date of all employees of the Transferred Companies, including each such employee on medical, disability, family or other leave of absence as of the Closing Date. All such employees of the Transferred Companies who are employed by the Transferred Companies immediately following the Closing Date are referred to as "Retained Employees". The Buyer will cause the Transferred Companies to provide each such Retained Employee who remains employed with the Transferred Companies at least the same base wages, annual base salary and annual rate of bonus potential (determined as a percentage of annual base salary) (but excluding any equity plan program or arrangement) provided to each such employee on the Closing Date for a period of at least one year following the Closing Date. Nothing in this Section 9.3(a) shall obligate the Buyer or the Transferred Companies to continue the employment of any such Retained Employee for any specific period.
(w)    Employee Benefits. As of the Closing Date and for a period of at least one year thereafter, the Buyer shall provide, or shall cause the Transferred Companies to provide, each Retained Employee with employee benefits (other than any equity based compensation) that are substantially similar in the aggregate to the benefits provided to such Retained Employee immediately prior to the Closing Date.
(x)    Employee Service Credit. The Buyer (i) shall give, or cause the Transferred Companies to give, each Retained Employee credit under any benefit plan or personnel policies that cover the Retained Employee after the Closing Date, including any vacation, sick leave and severance policies, for purposes of eligibility, vesting and entitlement to vacation, sick leave and severance benefits for the Retained Employee's service with the Transferred Companies prior to the Closing Date, (ii) shall use commercially reasonable efforts to allow such Retained Employees to participate in each plan providing welfare benefits (including medical, life insurance, long‑term disability insurance and long‑term care insurance) without regard to waiting periods, evidence of insurability or other exclusions or limitations not imposed on the Retained Employee by the corresponding Benefit Plans immediately prior to the Closing Date, and (iii) if any of the Benefit Plans are terminated prior to the end of the plan year that includes the Closing Date, the Buyer shall credit the Retained Employee with any expenses that were covered by the Benefit Plans for purposes of determining deductibles, co-pays and other applicable limits under any similar replacement plans, subject to the approval of applicable insurers and claims administrators.

(y)    Vacation Pay and Personal Holidays. The Buyer shall cause the Transferred Companies to continue to credit to each Retained Employee all vacation and personal holiday pay that the Retained Employee is entitled to use but has not used as of the Closing Date (including any earned vacation or personal holiday pay to be used in future years), and shall assume all liability for the payment of such amounts.
(z)    No Third Party Beneficiaries. The provisions of this Section 9.3 are solely for the benefit of the Parties, and no current or former employee, officer, director or consultant, or any other individual associated therewith, shall be regarded for any purpose as a third party beneficiary of this Section 9.3. In no event shall the terms of this Agreement be deemed to (i) establish, amend or modify any Benefit Plan or any other benefit plan, program, agreement or arrangement maintained or sponsored by the Transferred Companies, the Buyer or any of their respective Affiliates; (ii) alter or limit the ability of the Buyer or any of its respective Subsidiaries to amend, modify or terminate any Benefit Plan or any other benefit or employment plan, program, agreement or arrangement after the Closing Date; or (iii) confer upon any current or former employee, officer, director or consultant, any right to employment or continued employment or continued service with the Buyer or any of its respective Subsidiaries, or constitute or create an employment agreement with any employee.
9.4    Director and Officer Liability and Indemnification.
(c)    Prior to or simultaneously with the Closing, the Buyer shall, or shall cause the Company to purchase from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to directors' and officers' liability insurance, a prepaid insurance policy (i.e., "tail coverage") which provides "directors and officers" insurance coverage for each of the individuals who were officers, directors or similar functionaries of the Transferred Companies at or prior to the Closing on no less favorable terms (including in amount and scope) as the policy or policy(ies) maintained by the Company immediately prior to the Closing for the benefit of such individuals for an aggregate period of not less than six years with respect to claims arising from acts, events or omissions that occurred at or prior to the Closing, including with respect to the transactions contemplated by this Agreement (such policy, the "D&O Tail Policy").
(d)    For a period of six years after the Closing, the Buyer shall not, and shall not permit the Transferred Companies to, amend, repeal or otherwise modify any provision in the Transferred Companies' certificate of incorporation or by-laws (or equivalent governing documents) relating to the exculpation or indemnification of any officers, directors or similar functionaries (unless to provide for greater exculpation or indemnification or unless required by Law), it being the intent of the Parties hereto that the current and former officers, directors and similar functionaries of the Transferred Companies shall continue to be entitled to such exculpation and indemnification (including with respect to advancement of expenses) to the full extent of the Law. The Buyer agrees and acknowledges that this Section 9.4 shall be binding on the Buyer's successors and assigns.
(e)    If any Transferred Company or any of its successors or assigns (i) shall consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) shall transfer all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of such Transferred Company shall assume all of the obligations set forth in this Section 9.4.

(f)    Notwithstanding anything in this Agreement to the contrary, if any claim, action, suit, proceeding or investigation (whether arising before, at or after the Closing Date) is made against any individual who was an officer, director or similar functionary of the Transferred Companies at or prior to the Closing or any other party covered by directors' and officers' liability insurance, on or prior to the sixth anniversary of the Closing, the provisions of this Section 9.4 shall continue in effect until the final disposition of such claim, action, suit, proceeding or investigation.
(g)    The obligations under this Section 9.4 shall not be terminated or modified in such a manner as to affect adversely any indemnitee or exculpee to whom this Section 9.4 applies without the consent of such affected indemnitee or exculpee. The provisions of this Section 9.4 are intended for the benefit of, and will be enforceable by (as express third party beneficiaries), each current and former officer, director or similar functionary of the Transferred Companies and his or her heirs and representatives, successors and assigns and are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have had by contract or otherwise.
9.5    Non-Compete; Non-Solicitation; Non-Disparagement
(c)    During the applicable Non-Compete Period, each of Mary D. Bryant, C. Edward Glasscock and W. Brian Porter (the “Restricted Sellers”) covenants and agrees not to, and shall cause his or her respective Affiliates not to, directly or indirectly, within the United States (the “Restricted Territory”), whether as principal, manager, agent, consultant, officer, equity holder, partner, investor, lender, member or in any other capacity, conduct, manage, operate, engage in, or have an ownership interest (excluding an interest of 2% or less of the outstanding equity in any publicly traded company) in any business or enterprise (or subsidiary or division thereof) that (i) engages in the manufacturing of printed circuit board assemblies or (ii) otherwise competes with the business of the Company. For purposes of this Agreement, the “Non-Compete Period” shall be (i) for Mary D. Bryant and C. Edward Glasscock, the period beginning on the Closing Date and ending on the fifth anniversary of the Closing Date, and (ii) for W. Brian Porter, the period beginning on the Closing Date and ending on the third anniversary of the Closing Date.
(d)    During the applicable Non-Compete Period, each Restricted Seller shall not, and shall not permit his or her respective Affiliates to, directly or indirectly, solicit, or induce, or attempt to solicit or induce, any employee, staff or independent contractor of the Buyer or the Transferred Companies to leave the employ or service of the Buyer or the Transferred Companies for any reason whatsoever; otherwise interfere with the relationship of the Buyer or the Transferred Companies with any such employee, staff or independent contractor, either on a full-time basis or part-time or consulting basis. During the applicable Non-Compete Period, each Restricted Seller shall not, and shall not permit his or her respective Affiliates to, directly or indirectly, call on, solicit, or induce, or attempt to solicit or induce, any contractor, agent, client, customer, supplier or the like of the Buyer or the Transferred Companies to terminate his, her or its relationship (contractual or otherwise) with the Buyer or the Transferred Companies (in whole or in part), or to refrain from entering into a relationship (contractual or otherwise) with the Buyer or the Transferred Companies, including without limitation any prospective contact, contractor, agent, client, customer, or the like of the Buyer or the Transferred Companies.
(e)    During the applicable Non-Compete Period, each Restricted Seller shall not, and shall not permit his or her respective Affiliates to, make, publish or communicate to any Person or in any public forum any comments or statements (written or oral) that denigrate or disparage the reputation or stature of the Buyer or the Transferred Companies or their businesses or any of their employees, directors and officers.

(f)    Each Restricted Seller acknowledges and agrees that the provisions of this Section 9.5 are reasonable and necessary to protect the legitimate business interests of Buyer and its purchase of the Company, including without limitation the Company’s Confidential Information and goodwill, and constitute a material inducement to Buyer to enter into this Agreement and consummate the transactions contemplated hereby. Each Restricted Seller agrees, and shall not contest, that Buyer’s remedies at law for any breach or threat of breach by such Restricted Seller or any of its respective Affiliates of the provisions of this Section 9.5 will be inadequate, and that Buyer shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Section 9.5 and to enforce specifically such terms and provisions, in addition to any other remedy to which Buyer may be entitled at law or equity. If any of the provisions contained in this Section 9.5 shall for any reason be held to be excessively broad as to duration, scope, activity or subject, then such provision shall be construed by limiting and reducing it, so as to be valid and enforceable to the extent compatible with applicable Law or the determination by a court of competent jurisdiction. The Parties agree and intend that each Restricted Seller’s obligations under this Section 9.5 be tolled during any period that Restricted Seller is in breach of any of the obligations under this Section 9.5, so that Buyer is provided with the full benefit of the restrictive periods set forth herein.
9.6    Tax Matters
(a)    Periods Ending on or Before the Closing Date. The Seller Representative will prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Company for all Tax periods ending on or prior to the Closing Date which are due to be filed after the Closing Date (“Pre-Closing Tax Returns”). Any Pre-Closing Tax Returns filed pursuant hereto shall be prepared in a manner consistent with prior Tax Returns of the Company unless otherwise required by applicable Law. No later than twenty (20) days prior to filing, the Seller Representative will deliver or cause to be delivered to Buyer all such Pre-Closing Tax Returns and any related work papers for Buyer's review and approval (not to be unreasonably withheld, conditioned or delayed). The Sellers will timely pay to the appropriate Governmental Authority any Taxes required to be paid by the Company with respect to such periods (“Pre-Closing Taxes”) to the extent such Taxes were not included as a liability in the calculation of Actual Net Working Capital; provided that Buyer shall first seek reimbursement pursuant to the Escrow Agreement from the Working Capital Escrow Amount, and, if the Working Capital Escrow Amount is insufficient or has been disbursed in full in accordance with the terms of the Escrow Agreement and this Agreement, the Indemnity Escrow Amount. The costs, fees and expenses related to the preparation of such Pre-Closing Tax Returns (“Pre-Closing Tax Return Expenses”) will be estimated and accrued as a liability of the Company for purposes of calculating Actual Net Working Capital and the amount estimated and accrued will be paid by the Company. The Sellers shall be responsible for any Pre-Closing Tax Return Expenses in excess of the amount estimated and accrued as a liability of the Company for purposes of calculating Actual Net Working Capital. Notwithstanding anything in this Agreement to the contrary, all Tax Returns reporting the Pre-Closing Transaction shall be prepared in a manner that is consistent with the Valuation Report.

(b)    Periods Beginning Before and Ending After the Closing Date. To the extent that any Tax Returns of the Company relate to any Tax periods which begin on or before the Closing Date and end after the Closing Date (each, a "Straddle Period"), Buyer will prepare or cause to be prepared in a manner consistent with the prior Tax Returns of the Company unless otherwise required by applicable Law and file or cause to be filed any such Tax Returns. Buyer will permit the Seller Representative to review and comment on each such Tax Return described in the preceding sentence at least twenty (20) days prior to filing such Tax Returns and will make such revisions to such Tax Returns as are reasonably requested by the Seller Representative unless otherwise required by applicable Law. Any Taxes required to be paid by the Company with respect to the portion of such period ending on the Closing Date (as determined below) (“Pre-Closing Straddle Period Taxes”), to the extent such Taxes were not included as a liability in the calculation of Actual Net Working Capital, will be paid in cash by Sellers. The costs, fees and expenses related to the preparation of such Tax Returns will be paid by Buyer or the Company. For purposes of this Section, in the case of any Taxes that are imposed on a periodic basis and are payable for a taxable period that includes but does not end on the Closing Date, the portion of such Tax which relates to the portion of such taxable period ending on the Closing Date will (i) in the case of any property or similar ad valorem Taxes, be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction (a) the numerator of which is the number of days in the taxable period ending on the Closing Date and (b) the denominator of which is the number of days in the entire taxable period, and (ii) in the case of any other Taxes, be deemed equal to the amount which would be payable if the relevant taxable period ended on the Closing Date.
(c)    Conduct of Audits and Other Procedural Matters.
(i)    After the Closing, Buyer shall control the conduct and resolution of any audit or examination by any Governmental Authority, and contest, resolve and defend against any assessment, notice of deficiency or other adjustment or proposed adjustment of Taxes or Tax Return for a Pre-Closing Tax Period of any of the Transferred Companies ("Tax Proceedings"); provided, however, that to the extent any Tax Proceeding could reasonably give rise to an indemnification claim by a Buyer Indemnified Party, Buyer shall (i) notify the Seller Representative of such Tax Proceeding in writing within a reasonable period of time after its or the Company’s receipt of notice of a Tax Proceeding, (ii) permit the Seller Representative to evaluate and comment on such Tax Proceeding and (iii) reasonably and in good faith consider any such comments of the Seller Representative; and provided further that Buyer shall not effect any settlement or compromise of any Tax Proceeding without the consent of the Seller Representative, which consent shall not be unreasonably conditioned, withheld or delayed; and provided further that any failure by Buyer to provide any notice under this Section 9.6(c)(i) to the Seller Representative will not relieve the Sellers of any obligation or liability to the Buyer Indemnified Parties, except and only to the extent that the Seller Representative demonstrates that the Sellers have been materially prejudiced by such failure by Buyer to timely provide such notice to the Seller Representative.
(ii)    In the event of a conflict between the provisions of this Section 9.6(c) and the provisions of Section 10.5, the provisions of this Section 9.6(c) shall govern.
(d)    Certain Taxes. All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including penalties and interest) incurred in connection with this Agreement ("Transfer Taxes"), excluding any transfer taxes associated with the transfer of the Fayetteville Property to the Sellers prior to the Closing contemplated by the Pre-Closing Transaction Agreement, shall be paid fifty percent (50%) by Buyer and fifty percent (50%) by the Sellers (“Seller Transfer Taxes”). The parties shall cooperate to cause to be filed all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees.

9.7    Cooperation with Consents. The Seller Representative (on behalf of the Sellers) shall use commercially reasonable efforts for a period of up to six (6) months following the Closing to obtain any consents, waivers and approvals required under any material contracts in connection with the consummation of the transactions contemplated by this Agreement, and Buyer shall use commercially reasonable efforts to cooperate with the Seller Representative in obtaining such consents, waivers and approvals. Notwithstanding the foregoing in this Section 9.7, none of the Sellers shall be obligated to make any payments or otherwise pay any consideration to any third party to obtain any applicable consent, waiver or approval.
ARTICLE X

INDEMNIFICATION
10.1    Indemnification of the Buyer Indemnified Parties.
(d)    From and after the Closing, subject to, and in accordance with, the provisions of this Article X, each Seller, individually, as to itself, himself or herself only and not jointly as to or with any other Seller, shall indemnify the Buyer and each of its Affiliates (including the Company following the Closing), officers, directors, employees or agents (collectively, the "Buyer Indemnified Parties"), against, and hold harmless from, any and all loss, liability, damage or expense (in each case, including reasonable legal fees and expenses) ("Losses") actually suffered or incurred by any of the Buyer Indemnified Parties to the extent arising from (i) any breach of, or any misrepresentation with respect to, any representations and warranties of such Seller set forth in Article V or any breach or violation of any covenant of such Seller under this Agreement; (ii) any breach of, or any misrepresentation with respect to, any representations and warranties of the Company set forth in Article VI; (iii) any Pre-Closing Transaction Taxes, including any Transfer Taxes associated with the transfer of the Fayetteville Property to the Sellers prior to the Closing contemplated by the Pre-Closing Transaction Agreement; or (iv) the matters described on Schedule 10.1(a)(iv); provided, that the Buyer Indemnified Parties' right to assert claims against the Sellers pursuant to this Section 10.1(a) shall be subject to the limitations set forth in in Section 10.1(b) and Section 10.7 and provided, further, that "Losses" shall not include, and the Buyer Indemnified Parties shall not be entitled to seek or recover from the Sellers, under any theory of liability, any special or punitive losses, liabilities, damages or expenses or any losses, liabilities, damages or expenses based on any multiple of profits or earnings, diminution in value, lost profits or similar valuation methodologies.
(e)    The Buyer Indemnified Parties' right to assert claims pursuant to Section 10.1(a) shall be subject to the following limitations:
(i)    the Buyer Indemnified Parties shall not be entitled to recover under clause (i) or (ii) of Section 10.1(a) (other than with respect to Fundamental Representations and Warranties) for an individual claim or group of related claims with respect to any Losses unless and until the amount of Losses that otherwise would be payable pursuant to clause (i) or (ii) of Section 10.1(a) with respect to such claim or group of related claims exceeds Twenty Thousand dollars ($20,000) (the "Per Claim Threshold"), and then the Buyer Indemnified Parties shall be entitled to recover only for the excess over the Per Claim Threshold, it being understood that (A) any such individual claims or group of related claims for amounts less than the Per Claim Threshold shall be ignored in determining whether the Deductible has been exceeded and (B) claims under clauses (iii) and (iv) of Section 10.1(a) shall not be subject to the Per Claim Threshold;

(ii)    the Buyer Indemnified Parties shall not be entitled to recover under clause (i) or (ii) of Section 10.1(a) (other than with respect to breaches of Fundamental Representations and Warranties and breaches or violations of the Sellers’ covenants under this Agreement) until the total amount which the Buyer Indemnified Parties would otherwise recover under clause (i) and (ii) of Section 10.1(a) (but for this Section 10.1(b)(ii)) exceeds on a cumulative basis an amount equal to Four Hundred Sixty-nine Thousand dollars ($469,000) (the "Deductible"), and then only to the extent of any such excess, it being understood that (A) any individual claims or group of related claims for amounts less than the Per Claim Threshold shall be ignored in determining whether the Deductible has been exceeded and (B) claims under clauses (iii) and (iv) of Section 10.1(a) shall not be subject to the Deductible;
(iii)    the Buyer Indemnified Parties shall not be entitled to recover under clause (i) or (ii) of Section 10.1(a) an aggregate amount in excess of Three Hundred Thirty-four Thousand Five Hundred dollars ($334,500) (the "Cap"); provided, however, that the Cap shall not apply to Losses resulting from breaches of any of the Fundamental Representations and Warranties, fraud or intentional misrepresentation, breaches or violations of the Sellers’ covenants under this Agreement or claims under clauses (iii) or (iv) of Section 10.1(a);
(iv)    except for breaches of the Fundamental Representations and Warranties, fraud or intentional misrepresentation and breaches or violations of the Sellers’ covenants under this Agreement, each Seller’s liability under Section 10.1(a)(i) and (ii) shall be limited to such Seller’s pro rata share of the Indemnity Escrow Amount;
(v)    no Seller shall have any liability under clause (i) of Section 10.1(a) for any breaches of any other Seller’s representations and warranties under Article V or the breach or violation any other Seller’s covenants under this Agreement;
(vi)    each Seller’s aggregated liability under clause (i) and clause (ii) of Section 10.1(a) with respect to breaches of Fundamental Representations and Warranties and under clauses (iii) and (iv) of Section 10.1(a) shall not exceed such Seller’s pro-rata share as set forth on Schedule 2.2(b)(ii) of the Transaction Price actually received by such Seller;
(vii)    for purposes of determining whether there has been a breach of any representation or warranty set forth in Article V or Article VI and the amount of any Losses that are the subject matter of a claim for indemnification hereunder for breach of any representation or warranty set forth in Article V or Article VI, the Per Claim Threshold and the Deductible shall be the materiality standard for such purposes hereunder and, therefore, each representation and warranty contained in Article V and Article VI of this Agreement shall be read without regard and without giving effect to any materiality or Material Adverse Effect standard or qualification contained in such representation or warranty (as if such standard or qualification were deleted from such representation and warranty); and
(viii)    in the event of any breach giving rise to an indemnification obligation under this Section 10.1 or otherwise in connection with the transactions contemplated hereby, to the extent required by applicable Law, the Buyer shall take, and shall cause its Subsidiaries to take, commercially reasonable measures to mitigate the Losses arising from such breach.

10.2    Exclusive Remedy. From and after the Closing, the Buyer Indemnified Parties' sole and exclusive remedy against the Sellers, the Company, the Seller Representative and each of their respective Related Parties, whether in any individual, corporate or any other capacity, with respect to any and all claims (other than proven claims for fraud or intentional misrepresentation) relating (directly or indirectly) to the subject matter of this Agreement or the transactions contemplated hereby, regardless of the legal theory under which such liability or obligation may be sought to be imposed, whether sounding in contract or tort, or whether at law or in equity, or otherwise, shall be pursuant to the provisions of Section 9.5(d), Section 9.6 and this Article X. In furtherance of the foregoing, the Buyer hereby waives and releases to the fullest extent permitted under applicable Law, each Seller, the Seller Representative and each of their respective Related Parties, whether in any individual, corporate or any other capacity, from and against any and all other rights, claims and causes of action it may have against each Seller, the Seller Representative or any of their respective Related Parties relating (directly or indirectly) to the subject matter of this Agreement or the transactions contemplated hereby (including relating to any exhibit, Disclosure Schedule or document delivered hereunder), including whether arising under or based upon any federal, state, local or foreign statute, Law or ordinance or otherwise, including any rights, claims or causes of action with respect to any environmental, health or safety matters. Notwithstanding anything to the contrary contained in this Agreement, the Buyer Indemnified Parties shall have no right to indemnification under Section 10.1 with respect to any Loss or alleged Loss to the extent such Loss or alleged Loss is included in the Transaction Expenses paid at the Closing or the calculation of Indebtedness or Actual Net Working Capital. The provisions in this Agreement relating to indemnification, and the limits imposed on the Buyer Indemnified Parties' remedies with respect to this Agreement and the transactions contemplated hereby (including Section 10.1 and this Section 10.2) were specifically bargained for between sophisticated parties and were specifically taken into account in the determination of the amounts to be paid to the Sellers hereunder. No Buyer Indemnified Party may avoid the limitations on liability set forth in this Article X by seeking damages for breach of contract, tort or pursuant to any other theory of liability. Nothing in this Section 10.2 shall limit the rights of the Sellers, the Company or the Seller Representative to obtain specific performance of the other Parties' obligations hereunder in accordance with Section 11.12.
10.3    Indemnification of the Seller Indemnified Parties. From and after the Closing, subject to, and in accordance with, the provisions of this Article X, the Buyer and the Transferred Companies shall, on a joint and several basis, indemnify the Sellers, the Seller Representative and each of their respective Affiliates, officers, directors, employees or agents (collectively, the "Seller Indemnified Parties"), against, and hold harmless from, any and all Losses actually suffered or incurred by any of the Seller Indemnified Parties to the extent arising from (i) any breach of, or any misrepresentation with respect to, any representations and warranties set forth in Article VII; or (ii) any breach or violation of any covenant or agreement of the Buyer or (to the extent such covenant or agreement is to be performed after the Closing) the Transferred Companies contained in this Agreement.

10.4    Termination of Indemnification. The obligations to indemnify and hold harmless a Party in respect of a breach of representation or warranty or covenant shall terminate when the applicable representation or warranty or covenant terminates pursuant to Section 10.7; provided, however, that such obligations to indemnify and hold harmless shall not terminate with respect to any item as to which an Indemnified Party shall have, prior to the expiration of the applicable period, previously made a claim by delivering a written notice (stating in reasonable detail, to the extent known, the nature of, and factual and legal basis for, any such claim for indemnification, the amount thereof (if known and quantifiable) and the provisions of this Agreement upon which such claim for indemnification is made) to the Indemnifying Party. In order to determine the validity or the amount of any applicable claim for indemnification hereunder, the Buyer shall, and shall cause its Subsidiaries to, provide to the Seller Representative and its representatives reasonable access, upon the reasonable request of the Seller Representative, to (a) all books, records and other documents (including work papers, memoranda, financial statements, Tax Returns, Tax schedules and work papers, Tax rulings, and other determinations) relating to or containing information relevant to such claim, and (b) the Buyer's and its Subsidiaries' employees, accountants and other professional advisors (including making the chief financial officer, accountants and attorneys available to respond to reasonable written or oral inquiries of the Seller Representative and its representatives).
10.5    Procedures Relating to Indemnification.
(e)    In order for a Person (the "Indemnified Party") to be entitled to any indemnification provided for under this Agreement in respect of a claim or demand made by any Person against the Indemnified Party (a "Third Party Claim"), such Indemnified Party must notify the indemnifying party (the "Indemnifying Party") in writing, and in reasonable detail (including a description of the claim, the amount thereof (if known and quantifiable) and the basis thereof and the provisions of this Agreement upon which such claim for indemnification is made), of the Third Party Claim as promptly as reasonably possible after receipt, but in no event later than five Business Days after receipt, by such Indemnified Party of notice of the Third Party Claim; provided that failure to give such notification on a timely basis shall not affect the indemnification provided hereunder except to the extent the Indemnifying Party shall have been actually prejudiced as a result of such failure. Thereafter, the Indemnified Party shall deliver to the Indemnifying Party, within five Business Days after the Indemnified Party's receipt thereof, copies of all notices and documents (including court papers) received by the Indemnified Party relating to the Third Party Claim.

(f)    If a Third Party Claim is made against an Indemnified Party, the Indemnifying Party shall be entitled to, at such Indemnifying Party's expense, participate in the defense thereof and, if it so chooses, to assume the defense thereof with counsel selected by the Indemnifying Party and reasonably satisfactory to the Indemnified Party; provided, however, that the Indemnifying Party may not assume and conduct the defense of such Third Party Claim if a material part of such Third Party Claim seeks equitable relief (other than equitable claims that are ancillary to a claim for monetary damages). Notwithstanding the foregoing, the Seller Representative shall continue to be entitled to assert any limitation on any claims made by any Buyer Indemnified Party contained in Sections 10.1 and 10.2. Should an Indemnifying Party so elect to assume the defense of a Third Party Claim, the Indemnifying Party shall not be liable to the Indemnified Party for legal expenses subsequently incurred by the Indemnified Party in connection with the defense thereof. If the Indemnifying Party assumes such defense, the Indemnified Party shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnifying Party, it being understood, however, that the Indemnifying Party shall control such defense. The Indemnifying Party shall be liable for the fees and expenses of counsel employed by the Indemnified Party for any period during which the Indemnifying Party has not assumed the defense thereof. If the Indemnifying Party chooses to defend any Third Party Claim, all the Parties hereto shall cooperate in the defense or prosecution of such Third Party Claim. Such cooperation shall include the retention and (upon the Indemnifying Party's request) the provision to the Indemnifying Party of records and information which are reasonably relevant to such Third Party Claim, and making employees and other representatives and advisors available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. If the Indemnifying Party shall control the defense of any Third Party Claim then the Indemnifying Party shall be entitled to settle such Third Party Claim; provided, that, the Indemnifying Party shall obtain the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed) before entering into any settlement of a claim or ceasing to defend such claim if, pursuant to or as a result of such settlement or cessation, injunctive or other equitable relief will be imposed against the Indemnified Party or if such settlement does not expressly and unconditionally release the Indemnified Party from all liabilities and obligations with respect to such claim, without prejudice or such Indemnified Party shall have to pay a portion of the settlement. Whether or not the Seller Representative shall have assumed the defense of a Third Party Claim, no Buyer Indemnified Party shall admit any liability with respect to, or settle, compromise or discharge, any Third Party Claim for which any sums are recoverable pursuant to Section 10.1 without the prior written consent of the Seller Representative.
10.6    Losses Net of Insurance. The amount of any and all Losses under this Article X shall be determined net of any amounts recovered or recoverable by the Indemnified Party under insurance policies, indemnities or other reimbursement arrangements with respect to such Losses. The Indemnified Party shall seek full recovery under all insurance policies covering any Loss to the same extent as they would if such Loss were not subject to indemnification hereunder. In the event that an insurance or other recovery is made by any Indemnified Party with respect to any Loss for which any such Person has been indemnified hereunder, then a refund equal to the aggregate amount of the recovery shall be promptly made to the applicable Indemnifying Party. Each Party hereto waives, to the extent permitted under its applicable insurance policies, any subrogation rights that its insurer may have with respect to any indemnifiable Losses. Any indemnity payment under this Agreement shall be treated as an adjustment to the Transaction Price for Tax purposes.

10.7    Survival. The representations and warranties herein shall survive the Closing solely for purposes of Section 10.1 and Section 10.3 and shall survive until the close of business on the date that is fifteen (15) months after the Closing Date and no claims may be brought with respect to such representations and warranties thereafter; provided, that, the Fundamental Representations and Warranties shall survive until the close of business on the date that is six (6) years after the Closing Date. The covenants contained in this Agreement which are to be performed at or after the Closing shall survive until such covenants are fully performed. No claim for indemnification hereunder for breach of any representations, warranties, covenants, agreements and other provisions may be made after the expiration of the applicable survival period set forth in this Section 10.7. No claim for indemnification pursuant to clause (iii) of Section 10.1(a) may be made after the date that is 60 days after the expiration of the statute of limitations applicable to assessment or collection of the Pre-Closing Transaction Taxes. No claim for indemnification pursuant to clause (iv) of Section 10.1(a) may be made after the close of business on the date that is fifteen (15) months after the Closing Date.
10.8    Manner of Payment. Subject to, and in accordance with, the provisions of this Article X:
(g)    Any indemnification of the Seller Indemnified Parties pursuant to this Article X shall be delivered by the Buyer to the Seller Representative (on behalf of the Sellers) by wire transfer of immediately available funds to an account designated by the Seller Representative within five days after the determination thereof.
(h)    Except for claims under clause (i) or clause (ii) of Section 10.1(a) with respect to breaches of the Fundamental Representations and Warranties, claims under clause (i) of Section 10.1(a) with respect to breaches or violations of the Sellers’ covenants under this Agreement, and claims under clause (iii) of Section 10.1(a), any indemnification of the Buyer Indemnified Parties pursuant to this Article X shall be paid to the Buyer exclusively from Indemnity Escrow Amount available in the Escrow Account.
ARTICLE XI

MISCELLANEOUS
11.1    Press Releases and Communications. Following the Closing, the Parties will be allowed to issue general press releases and public announcements in the ordinary course of business regarding the transactions contemplated by this Agreement, and the Parties shall cooperate as to the timing and contents of any such press release or public announcement. The Buyer may make such filings or other disclosures with the Securities and Exchange Commission and the Nasdaq Stock Market as may be required with respect to the transactions contemplated by this Agreement under applicable SEC or Nasdaq rules. Except as required by Law, each of the Sellers will each keep confidential and not directly or indirectly reveal, report, publish, disclose or transfer any Confidential Information regarding the Transferred Companies, the terms of this Agreement or any other document contemplated hereby to which such Seller is a party, or any details or information regarding the negotiations preceding this Agreement other than to its agents in connection with performing its obligations or enforcing its rights pursuant to the terms of this Agreement.

11.2    Expenses. Whether or not the Closing takes place, except as otherwise provided herein, all fees, costs and expenses (including fees, costs and expenses of legal counsel, investment bankers, brokers or other representatives and consultants and appraisal fees, costs and expenses, and travel, lodging, entertainment and associated expenses) incurred in connection with the negotiation of this Agreement and the other agreements contemplated hereby, the performance of this Agreement and the other agreements contemplated hereby, and the consummation of the transactions contemplated hereby and thereby (a) by the Sellers or the Company shall be paid by the Sellers or, prior to the Closing, by the Company, or (b) by the Buyer shall be paid by the Buyer. Without limiting the generality of the foregoing, the Buyer shall pay any and all expenses relating to surveys, title insurance and environmental due diligence, including any Phase I environmental review; provided that no Phase II environmental review will be conducted prior to the Closing without the prior written consent of the Company and, to the extent such consent is given, any and all expenses relating to such Phase II environmental review shall be paid by the Buyer.
11.3    Amendment and Waiver. Any provision of this Agreement or the Disclosure Schedules or exhibits hereto may be amended or waived only in a writing signed by the Buyer and the Seller Representative. No waiver of any provision hereunder or any breach or default thereof shall extend to or affect in any way any other provision or prior or subsequent breach or default.
11.4    Notices. All notices, requests, demands and other communications permitted or required to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed conclusively to have been given (i) when personally delivered, (ii) when sent by facsimile (with hard copy to follow) during a Business Day (or on the next Business Day if sent after the close of normal business hours or on any non-Business Day), (iii) when sent by electronic mail (with hard copy to follow) during a Business Day (or on the next Business Day if sent after the close of normal business hours or on any non-Business Day), (iv) one Business Day after being sent by reputable overnight express courier (charges prepaid), or (v) three Business Days following mailing by certified or registered mail, postage prepaid and return receipt requested. Unless another address is specified in writing, notices, requests, demands and communications to the Parties shall be sent to the addresses indicated below:

Notices to the Seller Representative:
Mary D. Bryant
1700 Park Shore Road
Lagrange, Kentucky 40031
Fax: 502.222.0224
E-mail: meadowlandfarm@aol.com

with a mandatory copy to (which shall not constitute notice to the Seller Representative):
Bingham Greenebaum Doll LLP
   3500 National City Tower
   Louisville, Kentucky 40202
   Attention: Janet P. Jakubowicz
   Fax: 502.540.2218
E-mail: jpj@bgdlegal.com or jjakubowicz@bgdlegal.com

Notices to the Buyer and the Company (after the Closing):
c/o Key Tronic Corporation
4424 North Sullivan Road
Spokane Valley, Washington  99216
Attn.:  Chief Executive Officer
Fax:  509.927.5555
E-mail:  cgates@keytronic.com

with a mandatory copy to (which shall not constitute notice to the Buyer or the Company):
Perkins Coie LLP
1201 Third Avenue, Suite 4900
Seattle, Washington 98101
Attention: Evelyn Cruz Sroufe and Eric DeJong
Fax: 206.359.4793
E-mail: esroufe@perkinscoie.com and edejong@perkinscoie.com

11.5    Successors and Assigns. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns, except that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated by any Party without the prior written consent of the other Parties; provided, that the Buyer may assign its rights under this Agreement to its lenders as collateral security for their obligations under any of their secured debt financing arrangements; provided, further, that no such assignment or delegation shall relieve the Buyer of any of its obligations hereunder.
11.6    Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable Law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

11.7    Construction. Unless otherwise specified, all references to money amounts are to the lawful money of the United States, sometimes referred to herein as dollars. The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Person. The headings of the sections and paragraphs of this Agreement have been inserted for convenience of reference only and shall in no way restrict or otherwise modify any of the terms or provisions hereof. In the event a subject matter is addressed in more than one representation and warranty in Article IV and/or Article V, the Buyer shall be entitled to rely only on the most specific representation and warranty addressing such matter. The specification of any dollar amount or the inclusion of any item in the representations and warranties contained in this Agreement, the Disclosure Schedules or exhibits is not intended to imply that the amounts, or higher or lower amounts, or the items so included, or other items, are or are not required to be disclosed (including whether such amounts or items are required to be disclosed as material or threatened) or are within or outside of the Ordinary Course of Business, and no Party shall use the fact of the setting of the amounts or the fact of the inclusion of any item in this Agreement, the Disclosure Schedules, or exhibits in any dispute or controversy between the Parties hereto as to whether any obligation, item or matter not set forth or included in this Agreement, the Disclosure Schedules, or exhibits is or is not required to be disclosed (including whether the amount or items are required to be disclosed as material or threatened) or is within or outside of the Ordinary Course of Business for purposes of this Agreement. In addition, matters reflected in the Disclosure Schedules are not necessarily limited to matters required by this Agreement to be reflected in the Disclosure Schedules. Such additional matters are set forth for informational purposes only and do not necessarily include other matters of a similar nature. The information contained in this Agreement, in the Disclosure Schedules, and exhibits hereto is disclosed solely for purposes of this Agreement, and no information contained herein or therein shall be deemed to be an admission by any Party hereto to any third party of any matter whatsoever (including any violation of Law or breach of contract).
11.8    No Third-Party Beneficiaries. The provisions of this Agreement are intended for the benefit of, and shall be enforceable by the Seller Representative for the benefit of the Sellers and the Seller Representative shall have the right, but not the obligation, to enforce any obligations of the Buyer under this Agreement for the benefit of the Sellers. Section 9.4 shall be enforceable by each of the current and former officers, directors or similar functionaries of the Transferred Companies and his or her heirs and representatives. Except as otherwise expressly provided herein, nothing expressed or referred to in this Agreement will be construed to give any Person other than the Parties to this Agreement, and, for purposes of Section 9.4, each of the current and former officers, directors or similar functionaries of the Transferred Companies and his or her heirs and representatives, any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement.
11.9    Complete Agreement. This Agreement and the other agreements, instruments, and documents contemplated hereby or executed in connection herewith (including the Escrow Agreement and the Confidentiality Agreement) contain the complete agreement between the Parties and supersede any prior understandings, agreements or representations by or between the Parties, written or oral, which may have related to the subject matter hereof in any way.

11.10    Electronic Delivery; Counterparts. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments hereto or thereto, may be executed in one or more counterparts, all of which shall constitute one and the same instrument. Any such counterpart, to the extent delivered by means of a facsimile machine or by .pdf, .tif, .gif, .peg or similar attachment to electronic mail (any such delivery, an "Electronic Delivery") shall be treated in all manner and respects as an original executed counterpart and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any Party hereto, each other Party hereto or thereto shall re-execute the original form of this Agreement and deliver such form to all other Parties. No Party hereto shall raise the use of Electronic Delivery to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of Electronic Delivery as a defense to the formation of a contract, and each such Party forever waives any such defense, except to the extent such defense relates to lack of authenticity.
11.11    Governing Law; WAIVER OF JURY TRIAL. All issues and questions concerning the construction, validity, interpretation and enforceability of this Agreement and the exhibits and Schedules hereto, and all claims and disputes arising hereunder or thereunder or in connection herewith or therewith, whether purporting to be sound in contract or tort, or at law or in equity, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to any choice of Law or conflict of Law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware. The parties hereto hereby agree and consent to be subject to the exclusive jurisdiction of the Court of Chancery of the State of Delaware or, to the extent such court declines jurisdiction, first to any federal court, or second, to any state court, each located in Wilmington, Delaware, and hereby waive the right to assert the lack of personal or subject matter jurisdiction or improper venue in connection with any such suit, action or other proceeding. In furtherance of the foregoing, each of the parties hereto (a) waives the defense of inconvenient forum, (b) agrees not to commence any suit, action or other proceeding arising out of this Agreement or any transactions contemplated hereby other than in any such court, and (c) agrees that a final judgment in any such suit, action or other proceeding shall be conclusive and may be enforced in other jurisdictions by suit or judgment or in any other manner provided by Law. The parties hereby acknowledge and agree that, to the fullest extent permitted by law, they intend that this Agreement be, and that it will be treated and construed as, a contract under seal under the Laws of the State of Delaware with all of the consequences of such a contract under the Laws of the State of Delaware, including causing the Agreement to be subject to the twenty (20) year limitations period applicable to sealed instruments. EACH PARTY HERETO HEREBY KNOWINGLY, INTENTIONALLY AND VOLUNTARILY AND WITH AND UPON THE ADVICE OF COMPETENT COUNSEL IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY LITIGATION, ACTION, PROCEEDING, CROSS‑CLAIM, OR COUNTERCLAIM IN ANY COURT (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF, RELATING TO OR IN CONNECTION WITH (i) THIS AGREEMENT OR THE VALIDITY, PERFORMANCE, INTERPRETATION, COLLECTION OR ENFORCEMENT HEREOF OR (ii) THE ACTIONS OF SUCH PARTY IN THE NEGOTIATION, AUTHORIZATION, EXECUTION, DELIVERY, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

11.12    Specific Performance. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that money damages or legal remedies would not be an adequate remedy for any such damages. Therefore, it is accordingly agreed that each Party shall be entitled to enforce specifically the terms and provisions of this Agreement, or to enforce compliance with, the covenants and obligations of any other Party, in any court of competent jurisdiction, and appropriate injunctive relief shall be granted in connection therewith. Any Party seeking an injunction, a decree or order of specific performance shall not be required to provide any bond or other security in connection therewith and any such remedy shall be in addition and not in substitution for any other remedy to which such Party is entitled at law or in equity.
11.13    Prevailing Party. If there shall occur any dispute or proceeding between the Parties relating to this Agreement or the transactions contemplated hereby, the non-prevailing Party shall pay all reasonable costs and fees (including reasonable attorneys' fees and expenses) of the prevailing Party.
11.14    Acknowledgement. In any dispute or proceeding arising under or in connection with this Agreement following the Closing, the Seller Representative shall have the right, at its election, to retain Wyatt, Tarrant & Combs, LLP to represent it and/or the Sellers in such matter, and the Buyer hereby irrevocably waives and consents to any such representation in any such matter and the communication by such counsel to the Seller Representative or any Seller in connection with any such representation of any fact known to such counsel arising by reason of such counsel's prior representation of the Transferred Companies. The Buyer irrevocably acknowledges and agrees that all communications between any of the Transferred Companies, on the one hand, and counsel, on the other hand, made in connection with the negotiation, preparation, execution, delivery and the Closing under, or any dispute or proceeding arising under or in connection with this Agreement that, immediately prior to the Closing, would be deemed to be privileged communications of any of the Transferred Companies, on the one hand, and its counsel, on the other hand, and would not be subject to disclosure to the Buyer in connection with any process relating to a dispute arising under or in connection with, this Agreement, shall continue after the Closing and for all purposes be deemed to be privileged communications between the Seller Representative and Sellers, on the one hand, and their counsel, on the other hand, and neither the Buyer nor any Person purporting to act on behalf of or through the Buyer shall seek to obtain the same by any process on the grounds that the privilege attaching to such communications belongs to the Transferred Companies and not to the Seller Representative and the Sellers.
11.15    Relationship of the Parties. Nothing in this Agreement shall be deemed to constitute the Parties as joint venturers, alter egos, partners or participants in an unincorporated business or other separate entity, nor, except as expressly and specifically set forth in Section 2.7, in any manner create any principal agent, fiduciary or other special relationship between the Parties. No Party shall have any duties (including fiduciary duties) towards any other Party hereto except as specifically set forth herein.
*    *    *    *    *

IN WITNESS WHEREOF, the parties hereto have executed this Stock Purchase Agreement on the date first written above.

THE BUYER:

KEY TRONIC CORPORATION

By:    /s/Craig Gates
Name:    Craig D. Gates
Title:    President & CEO

THE COMPANY:

CDR MANUFACTURING, INC.

By:    /s/Mary D. Bryant
Name:    Mary D. Bryant
Title:    Chairman

THE SELLER REPRESENTATIVE:

/s/Mary D. Bryant
MARY D. BRYANT

[Signatures continued on the following page]

[Signatures continued from the preceding page]

THE SELLERS:

ESTATE OF MILO D. BRYANT

By:    /s/Mary D. Bryant
Mary D. Bryant, Executrix

/s/ C. Edwart Glasscock
C. EDWARD GLASSCOCK

/s/ W. Brian Porter
W. BRIAN PORTER

The undersigned hereby joins in this Agreement solely for the purpose of agreeing to the covenants in Section 9.5 (“Non-Compete”) hereof.

/s/Mary D. Bryant
MARY D. BRYANT

LIST OF OMITTED EXHIBITS AND SCHEDULES

Exhibit A - Escrow Agreement
Exhibit B - Fayetteville Lease Agreement
Exhibit C - Louisville Sublease Agreement
Exhibit D - Pre-Closing Transaction Agreement
Disclosure Schedules

The above exhibits and schedules have been omitted from this exhibit pursuant to Item 601(b)(2) of Regulation S-K. The Company undertakes to furnish supplemental copies of any of the omitted schedules to the U.S. Securities and Exchange Commission upon request.